Exhibit 10.1

EXECUTION VERSION

SETTLEMENT AND SEPARATION AGREEMENT

BY AND AMONG

IHEARTMEDIA, INC.,

IHEARTCOMMUNICATIONS, INC.,

CLEAR CHANNEL HOLDINGS, INC.,

AND

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

DATED AS OF MARCH 27, 2019

i

EXHIBITS

Exhibit A	Restructuring Transactions Memorandum
Exhibit B	Form of Merger Agreement
Exhibit C	Form of Transition Services Agreements
Exhibit D	Form of New Tax Matters Agreement
Exhibit E	Form of A&R EBIT Program Agreement
Exhibit F	Form of Revolving Loan Agreement
Exhibit G	Form of New CCOH Certificate of Incorporation
Exhibit H	Form of New CCOH Bylaws

ii

SETTLEMENT AND SEPARATION AGREEMENT

This SETTLEMENT AND SEPARATION AGREEMENT, made and entered into as of March 27, 2019 (this “Agreement”), is by and among iHeartMedia, Inc., a Delaware corporation (“IHM”), iHeartCommunications, Inc. (f/k/a Clear Channel Communications, Inc.), a Texas corporation (“IHC”), Clear Channel Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of IHC (“CCH”), and Clear Channel Outdoor Holdings, Inc., a Delaware corporation (“CCOH” and, together with CCH after the Merger, “New CCOH”, and, together with IHM, IHC, CCH, and CCOH, the “Parties” and each a “Party”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

RECITALS

WHEREAS, IHC and CCOH entered into that certain Master Agreement, dated as of November 16, 2005 (as the same has been amended from time to time prior to the date hereof in accordance with its terms, the “CCOH Master Agreement”), which provided for the partial separation of CCOH from IHC, after which CCOH became a publicly traded company majority owned by IHC;

WHEREAS, the Parties acknowledge that the separation of the iHeart Business and the Outdoor Business was substantially completed prior to the date hereof pursuant to the CCOH Master Agreement and that except as otherwise provided in this Agreement or in any Ancillary Agreement, the iHeart Assets are currently owned by, and the iHeart Liabilities are currently the obligations of, and shall in each case be retained by, the iHeart Group;

WHEREAS, on March 14, 2018, IHM and certain of its Subsidiaries, including CCH but not including CCOH (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) under Case No. 18-31274 (the “Chapter 11 Cases”);

WHEREAS, in connection with the Chapter 11 Cases, on January 22, 2019, the Bankruptcy Court confirmed the Debtors’ modified fifth amended plan of reorganization (the “Plan of Reorganization”), which contemplates, among other things, that IHC will transfer its CCH common stock to certain IHM creditors upon the effectiveness of the Plan of Reorganization, after which CCH will be an independent publicly traded company in which IHC no longer holds any equity interest;

WHEREAS, in connection with the consummation of the Separation (as defined herein), the Parties desire to enter into, or cause to be entered into, the Ancillary Agreements (as defined herein); and

WHEREAS, the Board of Directors of IHM, the Board of Directors of IHC, the Board of Directors of CCOH (the “CCOH Board”), and the special committee of CCOH independent directors as established by the CCOH Board on January 23, 2018 (the “CCOH Special Committee”) each have determined that it is appropriate and desirable that the Parties take the respective actions described herein in furtherance of the Separation, and the Parties have set forth herein the principal actions required to effect the Separation and certain agreements that will govern aspects of the relationship of the iHeart Group and the Outdoor Group following the Separation.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

“A&R EBIT Program Agreement” shall have the meaning set forth in Section 2.7(g).

“Action” means any demand, action, claim, dispute, suit, arbitration, inquiry, investigation, subpoena or other proceeding of any nature by or before any Governmental Authority.

“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other interests, by contract, or otherwise; provided that it is expressly agreed that, from and after the Closing Date and for purposes of this Agreement and the Ancillary Agreements, no member of the Outdoor Group, on the one hand, and no member of the iHeart Group, on the other hand, shall be deemed to be an Affiliate of any member of the other Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” means the New Tax Matters Agreement, the Transition Services Agreement, the A&R EBIT Program Agreement, the Merger Agreement, the New CCOH Certificate of Incorporation, New CCOH Bylaws the Revolving Loan Agreement and the Transfer Documents.

“Approvals” means the Governmental Approvals and any other notices, reports or other filings to be made, or any other consents, registrations, approvals, permits or authorizations to be obtained from, any other Third Party, in each case in connection with the Transactions.

“Assets” means, with respect to any Person, the assets, properties and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a)

all interests in any capital stock, equity interests or capital or profit interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(b)

all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment and other tangible personal property;

(c)

all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a security interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(d)	all accounting and other books, data, records and files, regardless of form or format;

(e)	all license agreements, leases of personal property, open purchase orders for supplies, parts or services;

(f)

all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other Third Parties;

(g)	all Intellectual Property and Software;

(h)

all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(i)	all prepaid expenses, trade accounts and other accounts and notes receivables;

(j)

all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(k)	subject to the terms and conditions of the Insurance Policies, all rights under Insurance Policies, and all rights in the nature of insurance, indemnification or contribution;

(l)	all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(m)	cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(n)	interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Assigned Insurance Policies” shall have the meaning set forth in Section 2.12(c).

“Assumed Actions” means those Actions, whenever commenced, primarily relating to the Outdoor Business, including those in which any member of the iHeart Group is a party.

“Attorney-Client Communication” means any communication occurring on or prior to the Closing between Law Firm, on the one hand, and any member of the iHeart Group, IHM, IHC or any of their respective Affiliates, on the other hand, that in any way relates to the Transactions (including the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby or thereby).

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Business” means, (a) with respect to the iHeart Group, the iHeart Business, and (b) with respect to the Outdoor Group, the Outdoor Business.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York City, New York.

“CCH” shall have the meaning set forth in the Preamble.

“CCOH” shall have the meaning set forth in the Preamble.

“CCOH Board” shall have the meaning set forth in the Recitals.

“CCOH Corporate Services Agreement” means the Corporate Services Agreement between iHeartMedia Management Services, Inc. (formerly, Clear Channel Management Services, L.P.) (a member of the iHeart Group) and CCOH, dated as of November 10, 2005, as the same has been amended from time to time prior to the date hereof in accordance with its terms.

“CCOH Employee Matters Agreement” means the Employee Matters Agreement between IHC and CCOH, dated as of November 10, 2005, as the same has been amended from time to time prior to the date hereof in accordance with its terms.

“CCOH License Agreement” means the Amended and Restated License Agreement between iHM Identity, Inc. (formerly, Clear Channel Identity, L.P.) (a member of the iHeart Group) and Outdoor Management Services, Inc. (an Affiliate of CCOH), dated as of November 10, 2005, as amended by that certain First Amendment dated as of January 1, 2011, and as the same has been amended from time to time prior to the date hereof in accordance with its terms.

“CCOH Master Agreement” shall have the meaning set forth in the Recitals.

“CCOH Note” means that certain revolving promissory note, dated as of November 10, 2005, payable by CCOH to IHC, in the original principal amount of $1,000,000,000, as amended through the date hereof.

“CCOH Special Committee” shall have the meaning set forth in the Recitals.

“CCOH Tax Matters Agreement” means the Tax Matters Agreement between IHC and CCOH, dated as of November 10, 2005, as the same has been amended from time to time prior to the date hereof in accordance with its terms.

“Change of Control” means the occurrence of any of the following events:

(a) sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of either IHM, IHC or CCOH, as applicable, to any “person” or “group” (as such terms are defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act); or

(b) any person or group is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total equity securities of either IHM, IHC or CCOH, as applicable (or any entity which controls IHM, IHC or CCOH, as applicable, or which is a successor to all or substantially all of the assets of IHM, IHC or CCOH, as applicable), including by way of merger, recapitalization, reorganization, redemption, issuance of equity securities, consolidation, tender or exchange offer or otherwise; or

(c) a merger of either IHM, IHC or CCOH, as applicable, with or into another Person in which the securityholders immediately prior to such merger cease to hold at least 50% of the equity securities (or the common stock of the surviving corporation or ultimate parent) immediately following such merger.

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“COC Costs” shall have the meaning set forth in Section 2.10(a).

“CoC Trigger” shall have the meaning set forth in the definition of Revenue Producing Contract.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Interest Information” shall have the meaning set forth in Section 6.7(h)(i).

“Confidential Information” means, with respect to a Group: (a) any proprietary information that is competitively sensitive or otherwise of value to the members of such Group and not generally known to the public, including product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the members of such Group and the consumers, customers, clients and suppliers of the members of such Group; (b) any proprietary scientific or technical information, design, invention, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords any member of such Group a competitive advantage over their competitors; and (c) all confidential or proprietary concepts, documentation, reports, data, specifications, Software, source code, object code, flow charts, databases, inventions, information, and Trade Secrets, in each case, related primarily to such Group’s Business.

“Confirmation Order” shall have the meaning set forth in Section 4.2(b)(iii).

“Copyrights” means any copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions.

“Covered Claims” shall have the meaning set forth in Section 2.12(e).

“Deductible” shall have the meaning set forth in Section 2.10(a).

“Domain Names” means any Internet domain names, URLs, social media accounts, and registrations and passwords in respect thereof.

“EBIT Program Agreement” means that certain EBIT Program Agreement, dated as of November 10, 2005, by and between IHM and CCOH, as amended by that certain Amendment to EBIT Program Agreement, dated as of September 18, 2012, as the same has been amended from time to time prior to the date hereof in accordance with its terms.

“Effective Date” shall mean the effective date of the Plan of Reorganization as set forth therein.

“Eligible Costs” means: (i) the aggregate amount of profits that, but for its termination, amendment or other modification as a direct result of a CoC Trigger, the Outdoor Group would have actually generated under a Revenue Producing Contract following such termination, amendment or other modification through the earlier of (A) the remaining term (without any extensions) of such Revenue Producing Contract (without taking into account any extension, amendment, termination or other modification to the term thereof as a result of the CoC Trigger) and (B) three (3) years following the Closing Date (taking into account all relevant facts and circumstances, including any alternative profits generated from the same counterparty to such Revenue Producing Contract (or any of its Affiliates) during such period); or (ii) the aggregate amount of any one-time COC Costs incurred pursuant to Section 2.6(a), Section 2.6(b) or Section 2.9 with respect to a Revenue Producing Contract within twelve (12) months following the Closing Date; provided that Eligible Costs shall expressly exclude any costs and expenses under any Outdoor Group Plan and any liabilities relating to or arising out of any member of the Outdoor Group’s listing on the Hong Kong Stock Exchange.

“Eligible Costs Statement” shall have the meaning set forth in Section 2.10(b).

“Emergence Conditions” means the conditions precedent to the effectiveness of the Plan of Reorganization as set forth therein.

“Employee Transfer Date” shall have the meaning set forth in Section 2.16(a).

“Environmental Law” means any Law relating to pollution, the protection or restoration of, or prevention of harm to, the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal or Release of Hazardous Materials, or public or worker health or safety.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from (i) the use, handling, transportation, treatment, storage, disposal, Release or discharge of, or any human exposure to, any Hazardous Materials, (ii) Environmental Law, or (iii) contract or agreement relating to such matters (including related removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, and costs of compliance and indemnity, contribution or similar obligations, as well as any Liabilities imposed as part of any settlement, judgment or other determination of Liability) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Excluded Actions” means those Actions, whenever commenced, primarily relating to the iHeart Business, including those in which any member of the Outdoor Group is a party.

“Excluded Assets” means, with respect to any Person:

(a)	cash, cash equivalents and short and long term investments;

(b)	all deposits, letters of credit and performance and surety bonds;

(c)	the rights and benefits of such Person under this Agreement or any Ancillary Agreement; and

(d)	except as provided in Section 2.16, the sponsorship of and all Assets of each employee benefit plan of such Person.

“Exploit” means, with respect to any Software, to use, modify, enhance, make derivative works from, perform, copy and distribute the Software, or any derivative thereof.

“GAAP” means the accounting principles generally accepted in the United States, consistently applied.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over any member of either Group.

“Group” means either the iHeart Group or the Outdoor Group, as the context requires.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, Release or contaminant for which liability or standards of conduct may be imposed under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“IHC” shall have the meaning set forth in the Preamble.

“iHeart 401(k) Plan” shall have the meaning set forth in Section 2.16(e).

“iHeart Assets” means the following Assets of any member of either Group, other than Outdoor Assets:

(a)	all issued and outstanding equity interests held by IHM or its Subsidiaries in any entity that is not a member of the Outdoor Group;

(b)	the IHM Intellectual Property and IHM Software;

(c)	all rights and benefits of any member of the iHeart Group under this Agreement or any Ancillary Agreement;

(d)	the equity securities of Radio Newco and all of its Subsidiaries;

(e)	the Assets listed on Schedule 1.1A;

(f)	the sponsorship of and all Assets of each iHeart Plan;

(g)	all Assets owned by any member of either Group as of the date hereof that are primarily related to or primarily used or held for use in connection with the iHeart Business;

(h)	all Assets owned by any member of the iHeart Group as of the date hereof that relate to or are used or held for use in the iHeart Business;

(i)

except as provided in Section 2.16, all Assets owned by any member of either Group to the extent reflected as being assets of the iHeart Group in the most recently publicly-filed financial statements of IHM; and

(j)

Assets not used primarily in the Outdoor Business, including any and all Assets that are expressly contemplated by this Agreement, the Restructuring Transactions Memorandum or any Ancillary Agreement as either Assets to be retained by IHM or any other member of the iHeart Group or Assets that are to be transferred by CCH or any member of the Outdoor Group to iHeart or a designated member of the iHeart Group, including Assets primarily related to the Radio Business.

“iHeart Business” means the business currently conducted and currently contemplated to be conducted by any member of the iHeart Group after giving effect to the transactions contemplated by the Restructuring Transactions Memorandum, including, for the avoidance of doubt, the Radio Business.

“iHeart Competing Business” means, to the extent competitive with the iHeart Business as of the Closing Date, (i) engaging in broadcast radio, streaming or digital audio content, including podcasting, smart audio analytics, program syndication, entertainment, traffic and weather data distribution and music research services, (ii) selling, leasing or licensing advertising opportunities on any of the platforms listed in the foregoing clause (i), and (iii) curating, promoting, producing and televising nationally recognized live and taped music and audio related events. Notwithstanding the foregoing, engaging in traffic and weather data distribution or advertising, incorporating sound or music into one-off three dimensional advertising builds or promoting events or entertainment in a manner and to the extent consistent with the existing Outdoor Business shall not be deemed to be an iHeart Competing Business.

“iHeart Group” means IHM, each Subsidiary of IHM immediately after giving effect to the transactions contemplated by the Restructuring Transactions Memorandum (including, for the avoidance of doubt, Radio Newco and its Subsidiaries) and each Affiliate of IHM after giving effect to the transactions contemplated by the Restructuring Transactions Memorandum (in each case other than any member of the Outdoor Group).

“iHeart Insurance Policies” shall have the meaning set forth in Section 2.12(b).

“iHeart Iron Mountain Contract” shall have the meaning set forth in Section 2.4(h).

“iHeart Liabilities” means (without duplication) all Liabilities, whether arising before, on or after the Closing Date, to the extent relating to, arising out of or resulting from the operation or ownership of the iHeart Business and the iHeart Assets (and not the Outdoor Business and Outdoor Assets), including:

(a)

the Liabilities listed on Schedule 1.1B and any and all other Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by IHM or any other member of the iHeart Group, including all Liabilities arising in connection with Excluded Actions;

(b)	all agreements and obligations of any member of the iHeart Group under this Agreement or any of the Ancillary Agreements;

(c)

all Liabilities under any “bulk sale” or “bulk transfer” Laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the iHeart Assets to any member of the iHeart Group;

(d)

any and all Liabilities to the extent relating to, arising out of or resulting from any iHeart Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the Outdoor Business, subject to Section 2.9), in any such case, whether arising before, on or after the Closing Date;

(e)

subject to Section 2.16(b), all Liabilities (other than Outdoor Liabilities) as of the applicable Employee Transfer Date relating to the employment or termination of employment with any member of the iHeart Group of any Transferred Employee; and

(f)

any Environmental Liabilities to the extent relating to, arising out of or resulting from the operation or ownership of the iHeart Business, as conducted at any time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any member of the iHeart Group or any of their directors, officers, employees, agents or representatives), provided that to the extent any Environmental Liabilities relate to any facility that is shared by the Outdoor Business and the iHeart Business, the allocation of such Environmental Liabilities between the iHeart Group and the Outdoor Group will reflect the allocation of costs that had been allocated between the iHeart Group and the Outdoor Group on each Group’s respective books and records with respect to the applicable facility at the time such Environmental Liability occurred, other than any such Environmental Liabilities relating to or arising out of the iHeart Group’s gross negligence or willful misconduct (which shall be borne by the iHeart Group to the extent such Environmental Liabilities arise from such gross negligence or willful misconduct).

“iHeart Name and iHeart Marks” means the names, marks, trade dress, logos, monograms, Domain Names and other source or business identifiers of any member of either Group using or containing “iHeart” (in block letters or otherwise), “iHeart” either alone or in combination with other words or elements, and all names, Marks, trade dress, logos, monograms, Domain Names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“iHeart Note” means that certain revolving promissory note, dated as of November 10, 2005, payable by IHC to CCOH, in the original principal amount of $1,000,000,000, as amended through the date hereof.

“iHeart NQDC Plan” shall have the meaning set forth in Section 2.16(f).

“iHeart Plan” means any benefit or compensation plan, program, policy, agreement or arrangement sponsored, maintained, contributed to, or required to be contributed to by any member of the iHeart Group, other than any Outdoor Group Plan.

“iHeart Territory” means each and every country, province, state, city, or other political subdivision of the world in which any member of the iHeart Group conducts the iHeart Business as of the Closing.

“IHM” shall have the meaning set forth in the Preamble.

“IHM Accounts” shall have the meaning set forth in Section 2.11(a).

“IHM Indemnitees” shall have the meaning set forth in Section 5.2.

“IHM Intellectual Property” means (a) the iHeart Name and iHeart Marks, and (b) all other Intellectual Property (excluding Outdoor Intellectual Property) that, as of the Closing Date, is owned or purported to be owned by or licensed by a Third Party to any member of either Group.

“IHM Software” means all Software that, as of the Closing Date, is owned or purported to be owned by or licensed by a Third Party to any member of either Group, other than the Outdoor Software.

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

“Indemnitee” shall have the meaning set forth in Section 5.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 5.4(a).

“Insurance Policy” means any insurance policy or other contract of insurance.

“Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier or (b) paid by an insurance carrier on behalf of the insured, in any such case net of any applicable premium adjustments (including reserves and retrospective premium adjustments) and net of any costs or expenses incurred by such insured in the collection thereof.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) Patents; (b) Marks; (c) Domain Names; (d) Copyrights; (e) Trade Secrets and rights in respect thereof; and (f) any other intellectual property rights arising from or in respect of any technology or Software.

“Intercompany Accounts” means, other than the Intercompany Notes, the aggregate amount owed by any member of the iHeart Group to the Outdoor Group, or the aggregate amount owed by any member of the Outdoor Group to the iHeart Group, in each case, in respect of the CCOH Corporate Services Agreement or the CCOH License Agreement.

“Intercompany Notes” means the iHeart Note and CCOH Note.

“Law” means any federal, state, provincial, local or foreign law (statutory, common or otherwise), constitution, convention, code, ordinance, rule, regulation, treaty (including any income tax treaty), Order, license, permit, authorization, Approval, consent or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any and all debts, liabilities, guarantees, assurances, commitments, Losses and obligations, whether fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, whenever or however arising and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including those debts, liabilities, guarantees, assurances, commitments, Losses and obligations arising under any Law, Action, Order, contract (including this Agreement), agreement or undertaking.

“Licensed IHM IP” means all IHM Intellectual Property (other than the iHeart Name and iHeart Marks) that as of the date hereof is used or held for use in the conduct or operation of the Outdoor Business and that does not constitute Outdoor Intellectual Property; provided, however, that Licensed IHM IP shall not include any Intellectual Property licensed by a Third Party to any member of either Group to the extent sublicensing pursuant to the applicable agreement with the applicable Third Party (i) is not permitted without an Approval or (ii) would result in a loss of any rights under the applicable agreement with such Third Party.

“Licensed IHM Software” means all IHM Software that as of the date hereof is used or held for use in the conduct or operation of the Outdoor Business and that does not constitute Outdoor Software; provided, however, that Licensed IHM Software shall not include any Software licensed by a Third Party to any member of either Group to the extent sublicensing pursuant to the applicable agreement with the applicable Third Party (i) is not permitted without an Approval or (ii) would result in a loss of any rights under the applicable agreement with such Third Party.

“Licensed Outdoor IP” means all Outdoor Intellectual Property (other than the Outdoor Name and Marks) that as of the date hereof is used or held for use in the conduct or operation of the iHeart Business and that does not constitute IHM Intellectual Property; provided, however, that Licensed Outdoor IP shall not include any Intellectual Property licensed by a Third Party to any member of either Group to the extent sublicensing pursuant to the applicable agreement with the applicable Third Party (i) is not permitted without an Approval or (ii) would result in a loss of any rights under the applicable agreement with such Third Party.

“Licensed Outdoor Software” means all Outdoor Software that as of the date hereof is used or held for use in the conduct or operation of the iHeart Business and that does not constitute IHM Software; provided, however, that Licensed Outdoor Software shall not include any Software licensed by a Third Party to any member of either Group to the extent sublicensing pursuant to the applicable agreement with the applicable Third Party (i) is not permitted without an Approval or (ii) would result in a loss of any rights under the applicable agreement with such Third Party.

“linked” shall have the meaning set forth in Section 2.11(a).

“Losses” means any and all out-of-pocket costs, damages, losses, fines, penalties, Liabilities and expenses incurred or suffered by a Person.

“Marks” means any trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Merger” shall have the meaning set forth in Section 2.3.

“Merger Agreement” shall have the meaning set forth in Section 2.3.

“New CCOH” shall have the meaning set forth in the Preamble.

“New CCOH Bylaws” shall have the meaning set forth in Section 2.7(i).

“New CCOH Certificate of Incorporation” shall have the meaning set forth in Section 2.7(i).

“New Tax Matters Agreement” shall have the meaning set forth in Section 2.7(f).

“Non-Compete Period” means the period beginning on the Closing Date and ending on the earlier of (i) two (2) year following the Closing Date, (ii) the last day on which services are provided under the Transition Services Agreement and (iii) the consummation of a Change of Control of either IHM or New CCOH (regardless to whom the Non-Compete Period applies); provided, that if the consummation of a Change of Control of IHM or New CCOH occurs within the first year following the Closing Date, then the Non-Compete Period shall end on the one (1) year anniversary of the Closing Date.

“NYSE” means The New York Stock Exchange.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Outdoor 401(k) Plan” shall have the meaning set forth in Section 2.16(e).

“Outdoor Accounts” shall have the meaning set forth in Section 2.11(a).

“Outdoor Assets” means (without duplication):

(a)

all Assets (other than Intellectual Property or rights therein) owned by any member of either Group as of the date hereof that are primarily related to or primarily used or held for use in connection with the Outdoor Business, other than Assets primarily related to the Radio Business and those Assets set forth on Schedule 1.1C;

(b)	all Assets owned by any member of the Outdoor Group as of the date hereof that relate to or are used or held for use in the Outdoor Business, other than those Assets set forth on Schedule 1.1C;

(c)	all Assets owned by any member of either Group to the extent reflected as being assets of the Outdoor Group in the most recently publicly-filed financial statements of CCOH;

(d)	the Outdoor Intellectual Property and Outdoor Software;

(e)	all rights and benefits of any member of the Outdoor Group under this Agreement or any Ancillary Agreement;

(f)	the Assets listed on Schedule 1.1D;

(g)	the Assigned Insurance Policies; and

(h)	the sponsorship of and the assets maintained pursuant to or in connection with the Outdoor Group Plans.

“Outdoor Business” means the business currently conducted and currently contemplated to be conducted by any member of the Outdoor Group, after giving effect to the transactions contemplated by the Restructuring Transactions Memorandum.

“Outdoor Business Employee” shall have the meaning set forth in Section 2.16(a).

“Outdoor Competing Business” means, to the extent competitive with the Outdoor Business as of the Closing Date, (i) engaging in the ownership, leasing, management, commercialization or other operation or licensing of billboards, street furniture displays, airport or other transit displays and other out of home media visual displays and (ii) selling, leasing or licensing advertising opportunities on any of the platforms listed in the foregoing clause.

“Outdoor Group” means New CCOH and each Subsidiary of New CCOH (excluding, for the avoidance of doubt, any member of the iHeart Group) after giving effect to the transactions contemplated by the Restructuring Transactions Memorandum.

“Outdoor Group Plan” means any benefit or compensation plan, program, policy, agreement or arrangement listed on Schedule 1.1E.

“Outdoor Indemnitees” shall have the meaning set forth in Section 5.3.

“Outdoor Insurance Policies” shall have the meaning set forth in Section 2.12(d).

“Outdoor Intellectual Property” means (i) all of the Intellectual Property owned or purported to be owned by, licensed by a Third Party to or otherwise used or held for use by any member of either Group as of the date hereof that is primarily related to or primarily used or held for use by in the conduct or operation of the Outdoor Business and (ii) the Outdoor Transferred Intellectual Property.

“Outdoor Liabilities” means (without duplication) the following Liabilities, whether arising before, on or after the Closing Date:

(a)	Liabilities to the extent relating to, arising out of or resulting primarily from the operation or ownership of the Outdoor Business;

(b)

any Environmental Liabilities to the extent relating to, arising out of or resulting from the operation or ownership of the Outdoor Business, as conducted at any time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any member of the Outdoor Group or any of their directors, officers, employees, agents or representatives), provided that to the extent any Environmental Liabilities relate to any facility that is shared by the Outdoor Business and the iHeart Business, the allocation of such Environmental Liabilities between the iHeart Group and the

Outdoor Group will reflect the allocation of costs that had been allocated between the iHeart Group and the Outdoor Group on each Group’s respective books and records with respect to the applicable facility at the time such Environmental Liability occurred, other than any such Environmental Liabilities relating to or arising out of the Outdoor Group’s gross negligence or willful misconduct (which shall be borne by the Outdoor Group to the extent such Environmental Liabilities arise from such gross negligence or willful misconduct);

(c)

any and all other Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by any member of the Outdoor Group, including all Liabilities arising in connection with the Assumed Actions;

(d)	all agreements and obligations of any member of the Outdoor Group under this Agreement or any of the Ancillary Agreements;

(e)

any and all Liabilities to the extent relating to, arising out of or resulting from any Outdoor Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the iHeart Business, subject to Section 2.9), in any such case, whether arising before, on or after the Closing Date;

(f)

all Liabilities under any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the Outdoor Assets to any member of the Outdoor Group;

(g)

all Liabilities relating to all accrued but unused paid time off credited to any Transferred Employee as of his or her Employee Transfer Date, except any such liability that would result in a duplication of charges under the CCOH Corporate Services Agreement;

(h)	the Assigned Insurance Policies; and

(i)	the sponsorship of and all Liabilities at any time arising under, pursuant to or in connection with any Outdoor Group Plan.

“Outdoor Name and Marks” means the Marks set forth on Schedule 1.1F, together with the goodwill associated with any of the foregoing.

“Outdoor NQDC Plan” shall have the meaning set forth in Section 2.16(f).

“Outdoor Software” means (i) all Software owned or purported to be owned by, licensed by a Third Party to, or otherwise used or held for use by any member of either Group as of the date hereof that is primarily related to or primarily used or held for use in the conduct or operation of the Outdoor Business and (ii) the Outdoor Transferred Software.

“Outdoor Territory” means each and every country, province, state, city, or other political subdivision of the world in which any member of the Outdoor Group conducts the Outdoor Competing Business as of the Closing Date.

“Outdoor Transferred Intellectual Property” means (i) the Intellectual Property described on Schedule 1.1G and (ii) the Outdoor Name and Marks.

“Outdoor Transferred Software” means the Software set forth on Schedule 1.1H.

“Party” shall have the meaning set forth in the Preamble.

“Patents” means any patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions;

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” shall have the meaning set forth in the Recitals.

“Pre-Closing Claims” means any and all Actions and Liabilities whatsoever, whether at Law or in equity (including any right of contribution or any right pursuant to any Environmental Law), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Closing, including with respect to the transactions contemplated by the Restructuring Transactions Memorandum and any Taxes arising therefrom (except as expressly set forth in the Restructuring Transactions Memorandum or any other Ancillary Agreement), but other than claims for breach of this Agreement or any Ancillary Agreement.

“Privilege” and “Privileges” mean, individually or collectively, as applicable, the attorney-client privilege, the attorney work product doctrine, the joint defense privilege, the common interest doctrine and/or any other basis on which any member of either Group would be entitled to assert or have a privilege, immunity or protection.

“Privileged Information” means any document or information, regardless of form or format, as to which any member of either Group would be entitled to assert or have a Privilege, including any communications by or to attorneys, memoranda and other materials prepared by attorneys or under their direction.

“Radio Business” means the broadcast radio, digital online and mobile platforms and products, program syndication, entertainment, traffic and weather data distribution and music research services businesses of IHM and its Subsidiaries as of the date hereof and as of immediately prior to the Closing.

“Radio Newco” means iHeart Operations, Inc., a Delaware corporation formed in connection with the Restructuring Transactions Memorandum for the purpose of owning the Radio Business.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of March 16, 2018, by and among the Company Parties, the Consenting Creditors and the Consenting Sponsors (in each case, as defined therein).

“Restructuring Transactions Memorandum” means the memorandum attached as Exhibit A setting forth the restructuring steps to be taken prior to the Closing Date and the sequence thereof.

“Revenue Producing Contract” means any legally binding contract or agreement under which the Outdoor Groups generates revenue with respect to which the execution, delivery or performance of this Agreement, including the consummation of the Separation or any of the other Transactions, in each case, with or without notice or lapse of time or both: (x) would constitute or result in a default, breach or violation thereof; (y) would give rise to the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any right (including any right to payment or termination) or obligation thereunder; or (z) would require any authorization, consent, Approval, exemption or other action by or notice, or filing with, any Person (collectively, a “CoC Trigger”), and which contract or agreement is terminated, amended or otherwise modified within twelve (12) months following the Closing Date as a direct result of such CoC Trigger (and for which there would be no right to terminate, amend or otherwise modify but for such CoC Trigger).

“Revolving Loan Agreement” shall have the meaning set forth in Section 2.7(h).

“Separation” means the transfer of the capital stock of New CCOH to be owned by IHC following the consummation of the Merger pursuant to the Merger Agreement to the Holders of Term Loan Credit Agreement Claims and Holders of PGN Claims (each as defined in the Plan of Reorganization) pursuant to and in accordance with the Plan of Reorganization, together with all steps, actions and transactions contemplated by the Restructuring Transactions Memorandum involving any member of the Outdoor Group.

“Shared Contract” means any contract or agreement listed on Schedule 1.1I.

“Software” means any and all: (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine-readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” means, with respect to any Person, any other legal entity of which such Person either directly or indirectly: (a) beneficially owns more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profit interests; or (b) otherwise has the power to vote sufficient securities to elect a majority of the board of directors or similar governing body.

“Surety Bonds” means those certain surety bonds listed on Schedule 1.1J.

“Tax Benefit” means any decrease in Tax payments actually required to be made to a Governmental Authority (or any increase in any refund otherwise receivable from any Governmental Authority), including any decrease in Tax payments (or increase in any refund) that actually results from an increase in Tax attributes.

“Tax Return” shall have the meaning set forth in the form of the New Tax Matters Agreement.

“Taxes” shall have the meaning set forth in the form of the New Tax Matters Agreement.

“Third Party” means Person who is not a member of the iHeart Group or the Outdoor Group.

“Third-Party Claim” shall have the meaning set forth in Section 5.5(a).

“Trade Secrets” means any confidential and proprietary information, including trade secrets.

“Transactions” shall mean the transactions contemplated under this Agreement and any Ancillary Agreement, including the Separation and Merger.

“Transfer Documents” means each document deemed a “Transfer Document” pursuant to Section 2.4 or Section 2.5.

“Transferred Employee” shall have the meaning set forth in Section 2.16(a).

“Transition Services Agreement” shall have the meaning set forth in Section 2.7(e).

ARTICLE II

THE SEPARATION

Section 2.1 Restructuring Steps. The Parties shall use commercially reasonable efforts to consummate all transactions contemplated by, and in the order, time and manner specified in, the Restructuring Transactions Memorandum, including as further set forth in (and in accordance with) this Agreement.

Section 2.2 NYSE Listing. On or prior to the Closing Date, IHM shall use its commercially reasonable efforts to cause the shares of New CCOH common stock to be issued in the Merger and the shares of New CCOH common stock to be distributed to creditors of IHM to be listed on the NYSE or other nationally recognized exchange, subject to official notice of issuance.

Section 2.3 Merger Agreement. Promptly after the date hereof, CCH and CCOH shall enter into an agreement and plan of merger, substantially in the form attached hereto as Exhibit B (the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, CCOH shall merge with and into CCH, with CCH being the surviving corporation (the “Merger”). CCH and CCOH agree to timely consummate the Merger in accordance with the Merger Agreement and the Restructuring Transactions Memorandum. Any obligation hereunder of New CCOH shall be deemed an obligation of CCH and CCOH.

Section 2.4 Transfer of Outdoor Assets and iHeart Assets.

(a) Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Section 4.2, on the Closing Date, unless otherwise provided in this Agreement or in any Ancillary Agreement, in accordance with the Restructuring Transactions Memorandum and to the extent not previously effected prior to the Closing Date:

(i) IHM and IHC shall cause each relevant member of the iHeart Group to assign, transfer, convey and deliver to IHC, and IHC shall transfer (whether on account of a contribution, in satisfaction of any claim, in exchange for other property, or otherwise, as reasonably determined by the parties and in accordance with the Plan of Reorganization) to CCH (or to such other member of the Outdoor Group designated in writing by CCOH not less than five (5) Business Days prior to Closing) and CCH shall accept (or cause to be accepted) any and all direct or indirect right, title and interest in and to any Outdoor Assets owned by the iHeart Group (including, for the avoidance of doubt, any and all Outdoor Intellectual Property and any and all Outdoor Software, in each case, that are owned by a member of the iHeart Group), but excluding the Excluded Assets; and

(ii) CCH and CCOH shall, and shall cause each relevant member of the Outdoor Group to transfer (whether on account of a distribution, in satisfaction of any claim, in exchange for other property, or otherwise, as reasonably determined by the parties and in accordance with the Plan of Reorganization) to IHM (or to such other member of the iHeart Group designated in writing by IHM not less than five (5) Business Days prior to Closing), and such member of the iHeart Group shall accept, any and all direct or indirect right, title and interest in and to all of the iHeart Assets owned by the Outdoor Group, but excluding the Excluded Assets.

(b) In furtherance of the consummation of the above Transactions:

(i) IHM and IHC shall, and shall cause the relevant members of the iHeart Group to, execute and deliver such transfer agreements, bills of sale, deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of the iHeart Group’s right, title and interest in and to the Outdoor Assets to the relevant member of the Outdoor Group; and

(ii) CCH and CCOH shall, and shall cause the relevant members of the Outdoor Group to, execute and deliver such transfer agreements, bills of sale, deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of the Outdoor Group’s right, title and interest in and to the iHeart Assets to the relevant member of the iHeart Group.

All of the documents contemplated by this Section 2.4(b) shall be deemed “Transfer Documents” for purposes of this Agreement.

(c) If any Outdoor Assets have not been transferred to the appropriate member of the Outdoor Group on or prior to the Closing Date (including any Outdoor Assets owned by or in the possession of any member of the iHeart Group that are discovered after the Closing Date), after the Closing IHM shall, and shall cause such member of the iHeart Group holding such Asset to (i) hold such Outdoor Asset in trust for the use and benefit of the member of the Outdoor Group entitled thereto (at the expense of the member of the Outdoor Group entitled thereto) and the applicable members of the iHeart Group and Outdoor Group shall enter into arrangements, including subcontracting, sublicensing, subleasing, back-to-back agreement, or other similar arrangement, to convey the economic rights and obligations relating to such Outdoor Assets to the Outdoor Group, (ii) if such Outdoor Asset is a contract with a third party, without the prior written consent of CCOH (not to be unreasonably withheld, conditioned or delayed), the iHeart Group shall not terminate (except for the expiration of such contract in accordance with its terms) or amend, modify or supplement such contract in any manner materially adverse to the Outdoor Group, and shall continue to perform the obligations under such contract with a third party in the ordinary course of business consistent with past practice, and (iii) enter into appropriate agreements or arrangements to transfer such Outdoor Asset as soon as reasonably practicable to the relevant member of the Outdoor Group, and the agreements entered into in connection therewith shall constitute Transfer Documents.

(d) If any iHeart Assets have not been transferred to the appropriate member of the iHeart Group on or prior to the Closing Date (including any iHeart Assets owned by or in the possession of any member of the Outdoor Group that are discovered after the Closing Date), after the Closing, New CCOH shall, and shall cause such member of the Outdoor Group holding such Asset to (i) hold such iHeart Asset in trust for the use and benefit of the member of the iHeart Group entitled thereto (at the expense of the member of the iHeart Group entitled thereto) and the applicable members of the iHeart Group and Outdoor Group shall enter into arrangements, including subcontracting, sublicensing, subleasing, back-to-back agreement, or other similar arrangement, to convey the economic rights and obligations relating to such iHeart Assets to the iHeart Group, (ii) if such iHeart Asset is a contract with a third party, without the prior written consent of IHM (not to be unreasonably withheld, conditioned or delayed), the Outdoor Group shall not terminate (except for the expiration of such contract in accordance with its terms) or amend, modify or supplement such contract in any manner materially adverse to the iHeart Group, and shall continue to perform the obligations under such contract with a third party in the ordinary course of business consistent with past practice, and (iii) enter into appropriate agreements or arrangements to transfer such iHeart Asset as soon as reasonably practicable to the relevant member of the iHeart Group, and the agreements entered into in connection therewith shall constitute Transfer Documents.

(e) CCH and CCOH hereby waive compliance by the members of the iHeart Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Outdoor Assets to any member of the Outdoor Group.

(f) IHM and IHC hereby waive compliance by each and every member of the Outdoor Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the iHeart Assets to any member of the iHeart Group.

(g) Pursuant to Article IV.T of the Plan of Reorganization, to the fullest extent permitted by section 1146 of chapter 11 of title 11 of the United States Code, any transfers of property pursuant to, in contemplation of, or in connection with the Separation, the Restructuring Transactions Memorandum, or the Plan of Reorganization shall not be subject to any stamp tax, document recording tax, conveyance fee, intangibles, mortgage tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar governmental assessment.

(h) The parties acknowledge that certain tangible and co-mingled iHeart Assets and Outdoor Assets are held in storage with Iron Mountain pursuant to one or more contracts with, or otherwise on behalf of, one or more members of the iHeart Group (the “iHeart Iron Mountain Contract”). The parties agree that, solely as a matter of convenience, IHM shall retain custody over (and shall have no obligation to deliver to the Outdoor Group) the tangible Outdoor Assets in storage with Iron Mountain (or any successor thereto); provided, that for the avoidance of doubt, all such Outdoor Assets shall continue to be the property of the Outdoor Group notwithstanding such storage pursuant to the iHeart Iron Mountain Contract and the Outdoor Group shall be granted access to such Outdoor Assets in accordance with the terms of Article VI.

Section 2.5 Assumption of Outdoor Liabilities and iHeart Liabilities.

(a) Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Section 4.2, on the Closing Date, unless otherwise provided in this Agreement or in any Ancillary Agreement, in accordance with the Restructuring Transactions Memorandum and the Plan of Reorganization, as applicable to the extent not previously effected prior to the Closing Date:

(i) IHM and IHC shall, and cause each relevant member of the iHeart Group to, as applicable, accept, assume, and agree to perform, discharge and fulfill all iHeart Liabilities; and

(ii) CCH and CCOH shall, and shall cause each relevant member of the Outdoor Group to accept, assume, and agree to perform, discharge and fulfill all Outdoor Liabilities.

(b) In furtherance of the consummation of the above Transactions:

(i) IHM and IHC shall, and shall cause the other members of the iHeart Group to, execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of such iHeart Liability by the relevant members of the iHeart Group; and

(ii) CCH and CCOH shall, and shall cause the other members of the Outdoor Group to, execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of such Outdoor Liability by the relevant members of the Outdoor Group.

All of the documents contemplated by this Section 2.5 shall be deemed “Transfer Documents” for purposes of this Agreement.

(c) If any Outdoor Liabilities have not been assigned to the appropriate member of the Outdoor Group on or prior to the Closing Date (including any Outdoor Liabilities owned by or in the possession of any member of the iHeart Group that are discovered after the Closing Date), after the Closing (i) the member of the iHeart Group retaining such Outdoor Liabilities shall retain such Outdoor Liabilities for the account of the member of the Outdoor Group liable thereto (at the expense of the member of the Outdoor Group liable thereto) and the applicable members of the iHeart Group and Outdoor Group shall enter into arrangements, including subcontracting, sublicensing, subleasing, back-to-back agreement, or other similar arrangement, to convey the obligations relating to such Outdoor Liabilities to the Outdoor Group and (ii) CCH shall, and shall cause such member of the Outdoor Group to enter into appropriate agreements or arrangements to assume such Liabilities as soon as reasonably practicable from the relevant member of the iHeart Group, and the agreements entered into in connection therewith shall constitute Transfer Documents.

(d) If any iHeart Liabilities have not been assigned to the appropriate member of the iHeart Group on or prior to the Closing Date (including any iHeart Liabilities owned by or in the possession of any member of the Outdoor Group that are discovered after the Closing Date), after the Closing (i) the member of the Outdoor Group retaining such iHeart Liabilities shall retain such iHeart Liabilities for the account of the member of the iHeart Group liable thereto (at the expense of the member of the iHeart Group liable thereto) and the applicable members of the iHeart Group and Outdoor Group shall enter into arrangements, including subcontracting, sublicensing, subleasing, back-to-back agreement, or other similar arrangement, to convey the obligations relating to such iHeart Liabilities to the iHeart Group and (ii) IHM shall, and shall cause such member of the iHeart Group to enter into appropriate agreements or arrangements to assume such Liabilities as soon as reasonably practicable from the relevant member of the Outdoor Group, and the agreements entered into in connection therewith shall constitute Transfer Documents.

Section 2.6 Approvals; Novation of Liabilities.

(a) In furtherance of the transactions contemplated in Section 2.4 and Section 2.5, subject to Section 2.10(a), each of IHM, on the one hand, and CCH and CCOH, on the other hand, at the request of the other, shall, if reasonably practicable, use commercially reasonable efforts to obtain, or to cause to be obtained, any Approval required to novate or assign all obligations under agreements, leases, licenses and other Assets or Liabilities of any nature whatsoever that constitute Outdoor Assets or Outdoor Liabilities, or to obtain in writing the unconditional release of all members of the iHeart Group party to such arrangements, so that, in any such case, the members of the Outdoor Group shall be solely responsible for the Outdoor Liabilities.

(b) In furtherance of the transactions contemplated in Section 2.4 and Section 2.5, subject to Section 2.10(a), each of IHM, on the one hand, and CCH and CCOH, on the other hand, at the request of the other, shall, if reasonably practicable, use commercially reasonable efforts to obtain, or to cause to be obtained, any Approval required to novate or assign all obligations under agreements, leases, licenses and other Assets or Liabilities of any nature whatsoever that constitute iHeart Assets or iHeart Liabilities, or to obtain in writing the unconditional release of all members of the Outdoor Group party to such arrangements, so that, in any such case, the members of the iHeart Group shall be solely responsible for the iHeart Liabilities.

(c) If and to the extent that the valid, complete and perfected transfer or assignment of any Outdoor Assets or iHeart Assets, as applicable, or the assumption of any Outdoor Liabilities or iHeart Liabilities, as applicable, would be a violation of applicable Law or require any Approval that has not been made or obtained at or prior to the Closing, then, unless the Parties shall mutually otherwise determine, the transfer or assignment of any Outdoor Assets or iHeart Assets, as applicable, or the assumption of any Outdoor Liabilities or iHeart Liabilities, as applicable, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals have been obtained or made, at which time, such Asset shall be automatically transferred and Parties will sign appropriate documentation evidencing the same. Notwithstanding the foregoing, any such Assets or Liabilities shall continue to constitute Outdoor Assets or iHeart Assets, as applicable, or Outdoor Liabilities or iHeart Liabilities, as applicable, for all other purposes of this Agreement.

Section 2.7 Settlement of Intercompany Notes; Treatment of Intercompany Accounts and Agreements.

(a) Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Section 4.2, on the Closing Date, in accordance with the Plan of Reorganization and the Restructuring Transactions Memorandum:

(i) the iHeart Note, the CCOH License Agreement and any other agreement or license requiring royalty payments to the iHeart Group by the Outdoor Group for any Intellectual Property shall be settled, terminated, canceled and extinguished effective as of December 31, 2018 and be of no further force or effect as of such date with no further liability to any party thereto, except as set forth in this Agreement (including clause (ii) below); and

(ii) IHM, on behalf of itself and the iHeart Group, hereby waives (A) the set-off value of the Outdoor Name and Marks and Outdoor Transferred Intellectual Property, and $31,807,423.61, representing the royalties on any Intellectual Property and any license fees incurred by CCOH (including under the CCOH License Agreement) from March 14, 2018 through December 31, 2018 and (B) the repayment of $21,591,486.06 by the Outdoor Group to the iHeart Group, representing the outstanding balance under the Intercompany Notes as of December 31, 2018 in favor of the iHeart Group, such that the resulting balance of the Intercompany Notes as of December 31, 2018 (after giving effect to the waivers pursuant to this Section 2.7(a)(ii)) shall be $10,215,937.55 payable to CCOH, which IHC shall pay, or cause to be paid, to CCOH or its designee promptly after the Effective Date.

(b) In exchange for the transactions contemplated by Section 2.7(a), New CCOH shall receive (i) the Outdoor Name and Marks in accordance with Section 2.4 and (ii) reimbursement of the reasonable and documented out-of-pocket costs and expenses of legal counsel and financial advisors incurred on or prior to the Closing Date of the CCOH Board or the CCOH Special Committee, in each case, to the extent incurred in connection with the Separation.

(c) In consideration for the settlement, termination, cancellation and extinguishment of the iHeart Note, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Section 4.2, on the Closing Date, CCOH shall receive cash in an amount equal to $148,980,556.59. CCOH, on the one hand, and IHC, on the other hand, shall within five (5) Business Days after the Closing Date pay the other any amount owed to it under the Intercompany Accounts to the extent incurred on or after January 1, 2019 through the Closing Date (after giving effect to the termination of the CCOH License Agreement and other agreements pursuant to Section 2.7(a)(i)). Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Section 4.2 and after giving effect to the transactions contemplated by Section 2.7(a), Section 2.7(b) and this Section 2.7(c), upon the consummation of the Closing, the Intercompany Accounts and CCOH Note shall be settled, terminated, canceled, extinguished and be of no further force or effect with no further liability to any party thereto, except as set forth in this Agreement.

(d) The Parties agree that, upon consummation of the Closing, each of the following shall be terminated, canceled and be of no further force or effect (including any provisions that purport to survive termination): (i) all agreements, arrangements, commitments or understandings, whether or not in writing, between or among members of the Outdoor Group, on the one hand, and members of the iHeart Group, on the other hand, relating to the sweep of the cash balance in CCOH’s concentration account to IHC’s master account, (ii) the CCOH Master Agreement, (iii) the CCOH Employee Matters Agreement and (iv) the CCOH Corporate Services Agreement (concurrent with the termination of the CCOH Corporate Services Agreement the Transition Services Agreement shall become effective). Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing in this Section 2.7. For the avoidance of doubt, the provisions of this Section 2.7(d) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof), which shall remain in force and effect pursuant to their terms: (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups); (ii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iii) any Shared Contracts, which will be treated as set forth in Section 2.9; and (iv) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(d)(iv) and any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive the Closing Date.

(e) At the Closing, IHM shall enter into, and shall cause IHC and iHeartMedia Management Services, Inc., a Delaware corporation and Subsidiary of IHM, to enter into, and CCOH agrees to enter into, the Transition Services Agreement, substantially in the form attached hereto as Exhibit C, as the same may be amended from time to time in accordance with its terms (the “Transition Services Agreement”). Prior to the Effective Date, IHM and CCOH shall cooperate in good faith to identify a list of employees and contractors whose skill set or knowledge base is essential to the provision of certain services under the Transition Services Agreement, and whose names will be included in the schedules to the Transition Services Agreement, subject to such names being mutually acceptable to both IHM and CCOH, and which such employees and contractors will be considered “dedicated employees” as contemplated by, and subject to the terms of, Section 5.1 of the Transition Services Agreement.

(f) The Parties agree that, upon consummation of the Closing, the CCOH Tax Matters Agreement shall be amended and restated in substantially the form attached hereto as Exhibit D, as the same may be amended from time to time in accordance with its terms (the “New Tax Matters Agreement”).

(g) The Parties agree that, upon the consummation of the Closing, the EBIT Program Agreement shall be amended and restated in substantially the form attached hereto as Exhibit E, as the same may be amended from time to time in accordance with its terms (the “A&R EBIT Program Agreement”).

(h) At the Closing, IHC will and CCOH will cause Clear Channel Outdoor, LLC to, enter into the Revolving Loan Agreement, substantially in the form attached hereto as Exhibit F, as the same may be amended from time to time in accordance with its terms (the “Revolving Loan Agreement”).

(i) IHM and CCH agree to take all necessary action that may be required in accordance with the Restructuring Transactions Memorandum to provide for the adoption by New CCOH of the Amended and Restated Certificate of Incorporation of New CCOH in substantially the form attached hereto as Exhibit G (the “New CCOH Certificate of Incorporation”) and the Amended and Restated Bylaws of New CCOH substantially in the form attached hereto as Exhibit H (the “New CCOH Bylaws”), and CCH shall file the New CCOH Certificate of Incorporation with the Secretary of State of the State of Delaware.

Section 2.8 Issuance of Preferred Stock. IHM and CCOH shall each use reasonable efforts to cooperate with each other to issue preferred stock of New CCOH equal to $45,000,000 to one or more Third Party purchasers in accordance with the Restructuring Transactions Memorandum, the proceeds of which shall remain with New CCOH immediately following the Closing.

Section 2.9 Treatment of Shared Contracts.

(a) Subject to Section 2.10(a), the Parties shall use their commercially reasonable efforts to separate the Shared Contracts into separate contracts so that the Outdoor Group will be entitled to the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Contract to the extent primarily related to the Outdoor Business, and the iHeart Group will retain the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Contract to the extent primarily related to the iHeart Business. If an Approval is required to separate a Shared Contract and such Approval has not been obtained or made or if the separation of a Shared Contract has not been completed as of the Closing for any other reason, then, subject to Section 2.10(a), the Parties shall use their commercially reasonable efforts to develop and implement arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) to pass along to the Outdoor Group the benefit and the Liabilities of the portion of any such Shared Contract related to the Outdoor Business and to pass along to the iHeart Group the benefit and the Liabilities of the portion of the Shared Contract related to the iHeart Business, as the case may be. With respect to each Shared Contract, the obligations set forth in this Section 2.9 shall terminate upon the earlier of (x) the termination or expiration of each such Shared Contract in accordance with its terms and (y) the second anniversary of the Closing Date.

(b) Each of IHM and CCH shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to their respective Businesses as an Asset owned by, and/or Liabilities of, as applicable, such Group not later than the Closing Date, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless otherwise required by applicable Law).

(c) To the extent of any inconsistency with the other sections of this Agreement, Section 2.9 shall govern the treatment of any Shared Contracts.

Section 2.10 Allocation of Costs for Approvals, Releases and Consents.

(a) Any costs or expenses, contributions of capital or payments of any other consideration in any form (including providing or maintaining any letter of credit, guarantee or other financial accommodation) required in order to obtain any Approval, consent or release (a “COC Cost”) contemplated under Section 2.6(a), Section 2.6(b) or Section 2.9, and any losses as a result of failure to obtain thereof or as a result of any amendment, termination or modification of any contract or agreement as a result of or in connection with the Transactions shall be borne entirely by CCOH or another member of the Outdoor Group; provided, that the iHeart Group shall bear one-third (1/3) of any Eligible Costs in excess of the first $10,000,000 of Eligible Costs (the “Deductible”) up to the first $35,000,000 of Eligible Costs incurred (such that the iHeart Group shall not bear in excess of $8,333,333.33 of Eligible Costs) in accordance with the rest of this Section 2.10.

(b) Promptly following the end of each fiscal quarter following the Effective Date and prior to IHM satisfying its obligations to reimburse New CCOH for Eligible Costs in accordance with this Section 2.10, New CCOH shall provide IHM with a report setting forth the amount of Eligible Costs incurred in such quarter and the aggregate amount of Eligible Costs incurred following the Effective Date, together with reasonably detailed documentation sufficient to evidence the determination and calculation of such Eligible Costs, including a reconciliation to New CCOH’s publicly filed quarterly financial statements for such quarter (or the publicly filed audited financial statements in the case of a fiscal year-end) (each, an “Eligible Costs Statement”). No later than sixty (60) days after delivery of an Eligible Costs Statement, IHM shall, or shall cause another member of the iHeart Group to, reimburse the Outdoor Group for the portion of the Eligible Costs incurred during such quarter that are to be borne by the iHeart Group pursuant to Section 2.10(a) and that are undisputed (it being agreed that profits shall only be deemed lost or foregone during a quarter to the extent the profits would have been generated under the applicable Revenue Producing Contract during such quarter but for the termination, amendment or other modification thereof).

(c) To the extent any member of the iHeart Group incurs any COC Costs in excess of the amount to be borne by the iHeart Group pursuant to Section 2.10(a) (including as a result of any adjustments made to the financial statements of the Outdoor Group in connection with its year-end audit), then New CCOH shall, or shall cause a member of the Outdoor Group to, promptly reimburse the iHeart Group therefor.

(d) If any member of the Outdoor Group is required to enter into a new contract, agreement or other arrangement, or modify or amend the existing terms of any Revenue Producing Contract (prior to the termination, amendment or other modification thereof) in order to obtain any Approval or release contemplated under Section 2.6(a) and Section 2.6(b) or to mitigate any losses as a result of failure to obtain thereof or as a result of any action as a result of or in connection with the Separation, then CCOH hereby agrees it shall, and shall cause the applicable members of the Outdoor Group to, keep IHM and the applicable members of the iHeart Group reasonably apprised of the status of any negotiations or discussions with Third Parties in connection therewith. After the Deductible has been exhausted, New CCOH shall not, and shall cause each other member of the Outdoor Group not to, execute or enter into any agreement, amendment or other modification or consummate any transaction with respect to any contract or agreement for which IHM may be liable for any Eligible Costs without IHM’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 2.11 Bank Accounts; Cash Balances.

(a) Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Section 4.2, at the Closing, each of IHM, CCOH and CCH agrees to take, or cause the members of their respective Groups to take all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by CCH or any other member of the Outdoor Group (collectively, the “Outdoor Accounts”) so that such

Outdoor Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by IHM or any other member of the iHeart Group (collectively, the “IHM Accounts”), are de-linked from the IHM Accounts, in each case effective from and after the Closing Date.

(b) Each of IHM, CCOH and CCH agrees to take, or cause the respective members of their respective Groups to take, in connection with the Separation, all actions necessary to amend all contracts or agreements governing the IHM Accounts so that such IHM Accounts, if currently linked to an Outdoor Account, are de-linked from the Outdoor Accounts, in each case effective from and after the Closing Date.

(c) Any outstanding payments initiated by IHM, CCH, or any other member of their respective Groups prior to any de-linking described in Section 2.11(a) or Section 2.11(b), as the case may be, shall be honored following such de-linking by the Person or Group owning the account from which the payment was initiated.

Section 2.12 Insurance Matters.

(a) Prior to Closing, CCOH shall purchase (and IHM shall cooperate with and assist CCOH in purchasing) a six (6) year directors’ and officers’ liability tail or run-off insurance coverage extending reporting of claims under the same policy terms and conditions for acts covered prior to the Closing Date as currently insured through pre-Closing CCOH-specific Insurance Policies. Such tail or run-off insurance program shall be maintained and not amended for the duration of its term.

(b) Except as may otherwise be expressly provided in this Section 2.12, CCOH does hereby, for itself and each other member of the Outdoor Group, agree that IHM and the other members of the iHeart Group shall not have any Liability whatsoever as a result of the Insurance Policies and practices of the iHeart Group in effect at any time on or before the Closing Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy and the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(c) Other than the Insurance Policies set forth on Schedule Section 2.12(c) (the “Assigned Insurance Policies”) (which shall be assigned to CCOH in accordance with Section 2.4 and subject to the terms and conditions set forth in such Assigned Insurance Policies), the iHeart Group shall continue to own all Insurance Policies and insurance programs currently under the name of IHM or its predecessor (including primary and excess general liability, executive liability, automobile, workers’ compensation, cyber liability, media professional liability, fiduciary liability, property damage and business interruption, and crime Insurance Policies) in effect on or before the Closing Date (collectively, the “iHeart Insurance Policies”). Subject to the provisions of this Agreement, the members of the iHeart Group shall retain all of their respective rights, benefits and privileges, if any, under the iHeart Insurance Policies.

(d) CCOH agrees to establish and maintain (and IHM shall cooperate with and assist CCOH in establishing and maintaining) separate annual Insurance Policies and insurance programs (including, primary and excess general liability, executive liability, directors & officers liability, automobile, workers’ compensation, cyber liability, media professional liability, fiduciary liability, property damage and business interruption, crime, surety) for activities and claims involving any member of the Outdoor Group from and after, and to be effective no later than, the Closing Date, such that on and for at least one year after the Closing Date, each member of the Outdoor Group shall have in effect all Insurance Policies and insurance programs required to comply with their respective contractual obligations and such other Insurance Policies as may be reasonably necessary or advisable, and IHM agrees to reasonably cooperate with CCH and CCOH with respect thereto in good faith (any Insurance Policies so established or maintained by the Outdoor Group, together with the Assigned Insurance Policies, the “Outdoor Insurance Policies”). Subject to compliance with the foregoing, in no event shall any member of the iHeart Group or any IHM Indemnitee have any Liability or obligation whatsoever to any member of the Outdoor Group in the event that any Insurance Policy shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Outdoor Group for any reason, or shall not be renewed or extended beyond its expiration date. Other than as provided in Section 2.12(e) or the Transition Services Agreement, subject to the terms and conditions of the Insurance Policies, from and after the Closing Date, (i) none of New CCOH or any member of the Outdoor Group shall have any rights to or under any of the iHeart Insurance Policies (and no member of the iHeart Group shall have any obligations or liabilities to any member of the Outdoor Group with respect thereto) and (ii) none of IHM or any member of the iHeart Group shall have any rights to or under any of the Outdoor Insurance Policies (and no member of the Outdoor Group shall have any obligations or liabilities to any member of the iHeart Group with respect thereto), in each case, for any period, whether prior to, on or after the Closing Date. Other than as provided in Section 2.12(e) or the Transition Services Agreement, the applicable member of the Outdoor Group shall be responsible for all administrative and financial matters (including payment of any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions or uninsured costs or other charges) relating to the Outdoor Insurance Policies and the applicable member of the iHeart Group shall be responsible for all administrative and financial matters (including any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions or uninsured costs or other charges) relating to the iHeart Insurance Policies.

(e) From and after the Closing Date, IHM shall, upon New CCOH’s written request, make claims to an insurer for any Loss, Liability or damage with respect to the Outdoor Assets or Outdoor Liabilities under the iHeart Insurance Policies, arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing, to the extent the terms and conditions of any such iHeart Insurance Policy and agreements relating thereto so allow and then subject to such terms and conditions (“Covered Claims”). Subject to the terms and conditions of the Insurance Policies, IHM (or the applicable member of the iHeart Group) shall have the sole right and authority to submit and process Covered Claims under any iHeart Insurance Policies. Subject to the terms and conditions of the Insurance Policies, IHM (or the applicable member of the iHeart Group) shall have sole power and authority to make binding decisions, determinations, commitments and stipulations on its own behalf and on behalf of the Outdoor Group with respect to Covered Claims, which decisions, determinations, commitments and stipulations shall be final and conclusive if they (i) are reasonably made to maximize the overall economic benefit of the iHeart Insurance Policies and (ii) do not have a reasonably foreseeable material detrimental effect on the Outdoor Group. IHM (or the applicable member of the iHeart Group) shall have no power, in connection with any Covered Claim, to agree to or impose equitable remedies on New CCOH. New CCOH shall, and shall cause the applicable member(s) of the Outdoor Group to, cooperate and share such information with IHM and the other members of the iHeart Group as is reasonably necessary in order to permit IHM and the other members of the iHeart Group to manage, defend and conduct Covered Claims. Further, nothing herein shall relieve or limit the Outdoor Group from cooperating, assisting or defending any Covered Claim or from complying with the requirements under any iHeart Insurance Policy with respect to such Covered Claim, including any compliance required under applicable Law directed to IHM but imposed on the operations of the Outdoor Group.

(f) With respect to Covered Claims under property damage and business interruption Insurance Policies: (i) New CCOH shall, or shall cause a member of the Outdoor Group to, promptly pay all of IHM’s, IHC’s and each member of the iHeart Group’s out-of-pocket costs and expenses incurred in connection with pursuing any claim with respect to the Outdoor Assets or Outdoor Liabilities; (ii) New CCOH shall, or shall cause a member of the Outdoor Group to, be responsible for any retention thereunder (provided, that in the event claims are made under any such Insurance Policy both with respect to Outdoor Assets or Outdoor Liabilities, on the one hand, and with respect to IHM Assets or IHM Liabilities, on the other hand, which claims are subject to a single retention, then such retention will be allocated as between the Outdoor Group and the iHeart Group based on the respective covered Losses claimed by the Outdoor Group and the iHeart Group as reasonably determined by IHM); and (iii) IHM shall promptly remit or cause to be remitted to New CCOH any net proceeds actually received by the iHeart Group from the insurer under the applicable iHeart Insurance Policy to the extent such amounts received relate to the proportional covered Loss due to the Outdoor Group as reasonably determined by

IHM (after deducting, without duplication, the iHeart Group’s out-of-pocket costs and expenses incurred in connection therewith).

(g) With respect to Covered Claims under workers’ compensation, general liability and auto liability Insurance Policies: (i) IHM, or the applicable member of the iHeart Group, shall be responsible for any third party administrator costs and expenses related thereto; and (ii) IHM, or the applicable member of the iHeart Group, shall be responsible for any applicable deductible thereunder.

(h) After the Closing Date, IHM, IHC or any member of the iHeart Group may only amend, commute, terminate, buy-out or extinguish liability under or otherwise modify any iHeart Insurance Policies under which New CCOH has rights to assert a Covered Claim in a manner that would adversely affect in any material respect any such rights of New CCOH after obtaining the prior written consent of New CCOH (not to be unreasonably withheld, conditioned or delayed).

(i) This Agreement shall not be considered as an attempted assignment in whole or in part of any Insurance Policy and shall not be construed to waive any right or remedy of any member of either Group in respect of any Insurance Policy or any other contract or policy of insurance.

(j) An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the provisions of this Section 2.12, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any third party shall be entitled to a benefit (i.e., a benefit they would not be entitled to receive had no Separation occurred or in the absence of the provisions of this Section 2.12) by virtue of the provisions hereof.

(k) The provisions of this Section 2.12 relate solely to matters involving Insurance Policies, including property and casualty and liability Insurance Policies and insurance programs, including, without limitation, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, cyber liability, media professional liability, fiduciary liability and crime Insurance Policies and programs, and shall not be construed to affect any obligation of or impose any obligation on the parties with respect to any life, health and accident, dental or medical or any other Insurance Policies applicable to any of the officers, directors, employees or other representatives of the parties or their respective Groups.

Section 2.13 Guarantees, Letters of Credit, Surety Bonds and Other Obligations. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a) On or prior to the Closing Date, or as soon as practicable thereafter, (i) CCH shall (with the reasonable cooperation of the applicable member(s) of the iHeart Group) use its reasonable best efforts to have any member(s) of the iHeart Group removed as guarantor of or obligor for any Outdoor Liability, but excluding those Surety Bonds, guarantees, letters of credit and other obligations set forth on Schedule 2.13(a) to the extent relating to any Outdoor Liability; and (ii) IHM shall (with the reasonable cooperation of the applicable member(s) of the Outdoor Group) use its reasonable best efforts to have any member(s) of the Outdoor Group removed as guarantor of or obligor for any iHeart Liability; provided that, in each case of clauses (i) and (ii), if any such release is not obtained, CCH, on the one hand, and IHM, on the other hand, shall, and shall cause the applicable members of its Group to, indemnify, defend and hold harmless each of the other Group’s Indemnitees for any Liability arising from or relating to the applicable guarantee, Surety Bond, letter of credit or other obligation, in each case, to the extent relating to any iHeart Liability or Outdoor Liability, as applicable.

(b) On or prior to the Closing Date, to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any member of the other Group, each Party shall, or cause the applicable member(s) of its Group to, execute substitute documents to effectuate such release at its own cost and expense.

(c) Notwithstanding anything to the contrary contained herein, the applicable member(s) of the iHeart Group will remain as guarantor(s) of or obligor(s) for those guarantees, Surety Bonds, letters of credit and other obligations set forth on Schedule 2.13(a) for the period set forth in Schedule 2.13(a). New CCOH hereby agrees not to, and shall cause the applicable members of the Outdoor Group not to, take any action or inaction that would or would reasonably be expected to cause any obligations under the guarantees, Surety Bonds, letters of credit or other obligations set forth on Schedule 2.13(a) to become due and payable. To the maximum extent not prohibited by applicable Law, New CCOH hereby agrees to reimburse and indemnify and hold the applicable members of the iHeart Group, harmless for, from and against any and all costs, expenses, taxes, Liabilities or related obligations imposed upon such member of the iHeart Group as a result of or in connection with the members of the iHeart Group maintaining the guarantees, Surety Bonds, letters of credit or other obligations set forth on Schedule 2.13(a) following the Closing Date, in each case, to the extent related to any Outdoor Liability. The remedies provided in this Section 2.13(a) shall be cumulative and shall not preclude the assertion by any Party to this Agreement of any other rights or the seeking of any other remedies against any other Party to this Agreement.

Section 2.14 Litigation.

(a) Management of Assumed Actions. From and after the Closing Date, the Outdoor Group shall assume and thereafter, except as provided in Article V, direct the defense or prosecution of the Assumed Actions and be responsible for all Liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs incurred thereafter. CCH agrees that, at all times from and after the Closing Date, if an Assumed Action is commenced by a Third Party naming both one or more members of the Outdoor Group and one or more members of the iHeart Group as defendants thereto, then CCH and CCOH shall use commercially reasonable efforts to cause such members of the iHeart Group to be removed from such Action; provided that if CCH is unable to cause such members of the iHeart Group to be removed from such Action, CCH and IHM shall consult in good faith with each other with respect to the resolution of such Action.

(b) Management of Excluded Actions. From and after the Closing Date, the iHeart Group shall assume and thereafter, except as provided in Article V, direct the defense or prosecution of the Excluded Actions and be responsible for all Liabilities that may result from the Excluded Actions and all fees and costs relating to the defense of the Excluded Actions, including attorneys’ fees and costs incurred thereafter. IHM agrees that, at all times from and after the Closing Date, if an Excluded Action is commenced by a Third Party naming both one or more members of the iHeart Group and one or more members of the Outdoor Group as defendants thereto, then IHM shall use its commercially reasonable efforts to cause such members of the Outdoor Group to be removed from such Action; provided that if IHM is unable to cause such members of the Outdoor Group to be removed from such Action, IHM and CCH shall consult in good faith with each other with respect to the resolution of such Action.

(c) Settlement of Action. No member of the iHeart Group shall settle any Excluded Action in which any member of the Outdoor Group is also a party, and no member of the Outdoor Group shall settle any Assumed Action in which any member of the iHeart Group is also a party without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that if the Party managing the Action is fully indemnifying the other Party, such managing Party may nevertheless settle such Action without such consent so long as such settlement or compromise does not (x) result in any non-monetary remedy or relief being imposed upon any member of the other Party’s Group or (y) contain or involve an admission or statement providing for or acknowledging any Liability or criminal wrongdoing on behalf of the other Party’s Group or any of its Affiliates.

Section 2.15 2020 Notes. Effective immediately upon the Bankruptcy Court’s entry of a final order confirming the Plan of Reorganization, IHC hereby waives its right under Section 6.5(c) of the CCOH Master Agreement to consent to CCOH’s and its Subsidiaries’ ability to replace or refinance the Series A and Series B Senior Subordinated Notes due 2020 issued by Clear Channel Worldwide Holdings, Inc.

Section 2.16 Certain Employee and Employee Benefit Matters.

(a) Transfer of Employees. On or prior to the later of December 1, 2019 or the Closing Date, New CCOH shall offer employment to those employees of IHM and its Subsidiaries (as of the date hereof) that it chooses from the list delivered from IHM to CCOH in connection with the execution of this Agreement (may be supplemented by IHM in its sole discretion by adding additional employees within ten (10) Business Days prior to the Closing Date) (the “Outdoor Business Employees”), with such employment commencing on or after the Closing Date as the Parties may agree, but in no event later than (i) 30 days following such employee’s receipt of the offer of employment, and (ii) December 31, 2019; provided, that, such offers of employment shall be sufficient in number and on sufficient terms and conditions so as not to reasonably be expected to result in obligations or Liabilities for the iHeart Group under the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law; provided, further, that, with respect to those Outdoor Business Employees specified by the iHeart Group to be providing services under the Transition Services Agreement and included in the list to be provided to the Outdoor Group pursuant to the first sentence of this Section 2.16(a), New CCOH shall offer them employment commencing on the earlier of (i) the termination of their applicable services under the Transition Services Agreement as is reasonably requested by IHM and upon New CCOH’s prior written consent (not to be unreasonably withheld, conditioned or delayed) or (ii) December 31, 2019. Subject to the preceding sentence, any offer of employment by New CCOH to such Outdoor Business Employee shall be on initial terms and conditions of employment that are comparable to the terms and conditions of employment applicable to such individual in effect immediately prior to their separation from employment with any member of the iHeart Group. Each such Outdoor Business Employee who accepts an offer of employment with a member of the Outdoor Group shall be deemed a “Transferred Employee” for purposes of this Agreement. For each individual who becomes a Transferred Employee, the effective date of their employment with New CCOH shall be the date the individual actually commences employment with New CCOH (any such date being referred to herein as the “Employee Transfer Date”). Nothing in this Agreement shall preclude the Outdoor Group from establishing different terms of employment effective for 2020 or later. After each Employee Transfer Date, New CCOH shall grant access to, and shall permit the iHeart Group to contact and communicate with, the Transferred Employees as reasonably requested by the iHeart Group during normal business hours and in such a manner as to not unreasonably disrupt the normal operations of New CCOH as reasonably determined by New CCOH, in connection with certain audit and/or tax matters of the iHeart Group for periods ending on or prior to the Closing Date for which the applicable Transferred Employees have knowledge or were responsible during their employment with the iHeart Group.

(b) Subsequent Employment Offers. With respect to any Outdoor Business Employee (i) (x) who is not offered employment by New CCOH pursuant to Section 2.16(a) or (y) who declines an offer of employment by New CCOH, (ii) whose employment is terminated by the iHeart Group after providing notice to New CCOH of a planned termination, and (iii) who subsequently applies for or is offered employment by or provision of services to New CCOH or any member of the Outdoor Group and actually commences employment or provision of services to any member of the Outdoor Group (with respect to clause (i)(y), solely if the position such Subsequent Employment Offer is for a substantially similar position as initially offered pursuant to Section 2.16(a)) prior to the end of the period during which that Outdoor Business Employee is entitled to salary continuation or other severance benefits under an iHeart Plan that is in effect immediately prior to the Closing Date and which plan has not been amended since the date hereof to increase the benefits thereunder for such Outdoor Business Employee (a “Subsequent Employment Offer”), then New CCOH shall, or shall cause the applicable member of the Outdoor Group to, promptly notify the iHeart Group of such Subsequent Employment Offer and the position of such employment, then New CCOH shall assume and be responsible for, reimburse and indemnify the iHeart Group from any post-termination amounts in respect of salary continuation or other severance benefits to which that Outdoor Business Employee is entitled under an iHeart Plan that is in effect immediately prior to the Closing Date and which plan has not been amended since the date hereof to increase the benefits thereunder for such Outdoor Business Employee (the “Severance Benefits”) but not for any other obligation or Liabilities that remain outstanding as of the date of the Subsequent Employment Offer. If such

Subsequent Employment Offer is for a position that is materially different than as initially offered pursuant to Section 2.16(a), then the iHeart Group shall remain responsible for any Severance Benefits.

(c) Service Credit. New CCOH shall use its commercially reasonable best efforts to cause the members of the Outdoor Group to recognize all service credited under an iHeart Plan that is a 401(k) or paid time off plan through the Employee Transfer Date applicable to each Transferred Employee for purposes of eligibility to participate, vesting and level of paid time off benefits under any similar benefit plan, program or arrangement provided for the benefit of the Transferred Employees after the Closing, but only to the extent that such credit was provided for the same purpose under the analogous iHeart Plan and if such credit does not result in the duplication of benefits or compensation for the same period of service.

(d) Health and Welfare Benefit Plan Matters. In the calendar year in which the Employee Transfer Date occurs, New CCOH shall use its commercially reasonable best efforts to and shall cause the Outdoor Group to use its commercially reasonable best efforts to (i) cause to be waived for the Transferred Employees (and any of their covered dependents) all pre-existing condition exclusions, active at work requirements, waiting periods, and any other similar requirements or limitations under any Outdoor Group Plan providing welfare benefits to the extent waived or satisfied under any corresponding iHeart Plan as of the Employee Transfer Date, and (ii) cause any deductible, co-insurance and out-of-pocket expenses paid by a Transferred Employee (or covered dependent) under an iHeart Plan providing welfare benefits during the year in which the Employee Transfer Date occurs to be credited for purposes of satisfying any deductibles, co-insurance and out-of-pocket expenses under the corresponding Outdoor Group Plan. The Parties hereto agree to cooperate in good faith and in compliance with applicable Law (including, the Health Insurance Portability and Accountability Act of 1996) in connection with the transfer of iHeart Plan benefits of Transferred Employees to the Outdoor Group.

(e) 401(k) Plan. Effective no later than a commercially reasonable period after the first Employee Transfer Date that occurs, CCOH shall cause a member of the Outdoor Group to establish a defined contribution plan that includes a cash or deferred arrangement intended to be qualified under Section 401(k) of the Code for the benefit of the Transferred Employees (the “Outdoor 401(k) Plan”) which, to the extent commercially reasonable and practicable, is substantially similar to an iHeart Plan that includes a cash or deferred arrangement intended to be qualified under Section 401(k) of the Code (the “iHeart 401(k) Plan”) including with respect to the available investments under the Outdoor 401(k) Plan, except that stock of CCOH or Outdoor Group shall not be required to be included as an investment option under the Outdoor 401(k) Plan. Before the deadline specified in the preceding sentence, the iHeart Group will provide the Outdoor Group with a form of the Outdoor 401(k) Plan that in good faith is reasonably expected to meet the requirements of this Section 2.16(e) and is reasonably ready for adoption by the Outdoor Group by the deadline specified in this Section 2.16(e). The iHeart Group shall cooperate with and assist the Outdoor Group in taking all reasonably necessary or appropriate actions to implement the Outdoor 401(k) Plan as required by this Section 2.16(e). As of the Employee Transfer Date, or as soon as administratively practicable thereafter, IHM, IHC and New CCOH shall cause to be transferred (in accordance with the requirements of Section 414(l) of the Code) to the Outdoor 401(k) Plan the aggregate account balances, whether accrued pre-Closing or post-Closing, under the iHeart 401(k) Plan of the Transferred Employees who have account balances in the iHeart 401(k) Plan. Such transfer shall be in cash, or with respect to participant loans, in kind. Nothing in this Agreement shall preclude the Outdoor 401(k) Plan or any other compensation plan or arrangement being amended or terminated in 2020 or later, as determined by the appropriate individual or body within the Outdoor Group. The Parties acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under the Employee Retirement Income Security Act of 1974, as amended, or other applicable Law. Neither Party shall be deemed to be in violation of this Agreement if it fails to comply with any provision of this Agreement based upon its good faith determination that to do so would violate such a fiduciary duty or standard.

(f) Nonqualified Deferred Compensation Arrangements. Effective no later than a commercially reasonable period after the first Employee Transfer Date that occur, CCOH shall cause a member of the Outdoor Group to establish a nonqualified deferred compensation plan that is compliant with Section 409A of the Code for the benefit of the Transferred Employees (the “Outdoor NQDC Plan”) which, to the extent commercially reasonable and practicable, is substantially similar to any iHeart Plan that is also a nonqualified deferred compensation arrangement intended to be compliant under Section 409A of the Code (the “iHeart NQDC Plan”), including with respect to the available investments under the Outdoor 409A Plan. Before the deadline specified in the preceding sentence, the iHeart Group will provide the Outdoor Group with a form of the Outdoor NQDC Plan that in good faith is reasonably expected to meet the requirements of this Section 2.16(f), and is reasonably ready for adoption by the Outdoor Group by the deadline specified in this Section 2.16(f). The iHeart Group shall cooperate with and assist the Outdoor Group in taking all other reasonably necessary or appropriate actions to implement the Outdoor NQDC Plan as required by this Section 2.16(f). As of no later than a commercially reasonable period after the first Employee Transfer Date that occurs, as applicable, or as soon as administratively practicable thereafter, IHM, IHC and New CCOH shall cause to be transferred (in accordance with the requirements of Section 409A of the Code) to the Outdoor NQDC Plan the aggregate account balances, whether accrued pre-Closing or post-Closing, under the iHeart NQDC Plan of the Transferred Employees who have account balances in the iHeart NQDC Plan. Such transfer shall be in cash. The Parties acknowledge that the actions described in this Section 2.16(f) shall be fully subject to Section 409A of the Code and the parties hereto shall cooperate in good faith to comply therewith to seek to minimize any adverse tax consequences to the relevant Transferred Employees, including that the Parties shall take any commercially reasonable actions necessary to avoid the occurrence of a “separation of service” (as defined in Section 409A of the Code) for any Transferred Employees for purposes of the iHeart NQDC Plan by reason of the Transactions alone, it being understood that in no event will any of the Parties hereto reimburse or pay any individual for any tax or other cost under or related to Section 409A of the Code.

(g) Nothing in this Section 2.16, express or implied, shall: (i) establish, amend or modify any iHeart Plan, Outdoor Group Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement, or (ii) confer any benefits, remedies or rights whatsoever, including any third party beneficiary rights, on any Person other than the Parties.

Section 2.17 IP Licenses.

(a) iHeart IP License. IHM and IHC, on behalf of themselves and the relevant members of the iHeart Group, hereby grant to New CCOH and each other member of the Outdoor Group a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable, non-terminable, worldwide license (or with respect to any Intellectual Property owned by a Third Party, sublicense) under all Licensed IHM IP to operate the Outdoor Business (including natural evolutions thereof), effective as of the Closing Date. The foregoing license shall be sublicensable and transferable (i) to service providers, consultants, or independent contractors in connection with the performance of services for the Outdoor Group in the ordinary course of the Outdoor Business (including natural evolutions thereof), and (ii) to an acquirer or any of its Affiliates in connection with a Change of Control.

(b) IHM Software License. IHM and IHC, on behalf of themselves and the relevant members of the iHeart Group, hereby grant to New CCOH and each other member of the Outdoor Group a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable, non-terminable, worldwide license (or with respect to any Software owned by a Third Party, sublicense) to fully Exploit the Licensed IHM Software in connection with the operation of the Outdoor Business (including natural evolutions thereof), effective as of the Closing Date. The foregoing license shall be sublicensable and transferable (i) to service providers, consultants, or independent contractors in connection with the performance of services for the Outdoor Group in the ordinary course of the Outdoor Business (including natural evolutions thereof), and (ii) to an acquirer or any of its Affiliates in connection with a Change of Control.

(c) Outdoor IP License. New CCOH, on behalf of itself and the relevant members of the Outdoor Group, hereby grants to IHM and IHC and each other member of the iHeart Group a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable, non-terminable, worldwide license (or with respect to any Intellectual Property owned by a Third Party, sublicense) under all Licensed Outdoor IP to operate the iHeart Business (including natural evolutions thereof), effective as of the Closing Date. The foregoing license shall be sublicensable and transferable (i) to service providers, consultants, or independent contractors in connection with the performance of services for the iHeart Group in the ordinary course of the iHeart Business (including natural evolutions thereof), and (ii) to an acquirer or any of its Affiliates in connection with a Change of Control.

(d) Outdoor Software License. New CCOH, on behalf of itself and the relevant members of the Outdoor Group, hereby grants to IHM and IHC and each other member of the iHeart Group a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable, non-terminable, worldwide license (or with respect to any Software owned by a Third Party, sublicense) to fully Exploit the Licensed Outdoor Software in connection with the operation of the iHeart Business (including natural evolutions thereof), effective as of the Closing Date. The foregoing license shall be sublicensable and transferable (i) to service providers, consultants, or independent contractors in connection with the performance of services for the iHeart Group in the ordinary course of the iHeart Business (including natural evolutions thereof), and (ii) to an acquirer or any of its Affiliates in connection with a Change of Control.

(e) Domain License. New CCOH, on behalf of itself and the relevant members of the Outdoor Group, hereby grants to IHM and IHC and other members of the iHeart Group a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable, sublicenseable, non-terminable, worldwide license to access, use, register, and otherwise make available the “clearchannel.com” domain (including subdomains thereof and the use of the “CLEAR CHANNEL” trademark in connection therewith) in connection with internal-use Software (including “OneSpace” Software) of IHM, IHC and each other member of the iHeart Group, with such Software accessible solely through the internal networks of such Persons.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Mutual Representations and Warranties.

Each of IHM and IHC hereby make the following representations and warranties, on their own behalf and on behalf of the applicable members of the iHeart Group, to CCH and CCOH, and CCH and CCOH hereby make the following representations and warranties, on their own behalf and on behalf of the applicable members of the Outdoor Group, to IHM and IHC, as of the date hereof and as of the Closing:

(a) such Person has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party as of the Closing and to consummate the Transactions contemplated hereby and thereby;

(b) the execution and delivery by such Person of this Agreement and the Ancillary Agreements to which it is or will be a party as of the Closing and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by all necessary and proper action on its part;

(c) this Agreement and the Ancillary Agreements to which such Person is or will be a party as of the Closing has been or will be duly and validly executed and delivered by it and (assuming that due execution and delivery by the other parties hereto and thereto) constitutes or will constitute the legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; and

(d) the execution and delivery by such Party of this Agreement and the Ancillary Agreements to which it is or will be a party as of the Closing and the consummation by such Party of the Transactions contemplated hereby and thereby do not and will not, as of the Closing conflict with any provision of its articles or certificate of incorporation, bylaws, certificate of formation, operating agreement or other organizational documents, as applicable.

Section 3.2 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Agreement or any Ancillary Agreement, no member of either the iHeart Group or the Outdoor Group nor any of their Representatives makes or has made any representation or warranty of any kind whatsoever, express or implied, to (and each member of the iHeart Group and the Outdoor Group disclaims reliance on all representations and warranties of any kind, whatsoever, express or implied, or made by) any member of the other Group or any other Person with respect to any of the Transactions or matters contemplated hereby (including with respect to the respective Business, Assets, Liabilities, condition or prospects (financial or otherwise) of, or any other matter involving, either Business, or the sufficiency of the Assets transferred to or owned by the applicable Group, or the title to any such Assets, or that any requirements of applicable Law are complied with, with respect to the Separation). No Person has been authorized by any member of either Group or their respective Affiliates or Representatives to make any representation or warranty relating to any member of either Group with respect to any of the Transactions or matters contemplated hereby (including with respect to the respective Business, Assets, Liabilities, condition or prospects (financial or otherwise) of, or any other matter involving, either Business, or the sufficiency of the Assets transferred to the applicable Group, or the title to any such Assets, or that any requirements of applicable Law are complied with, with respect to the Separation), and if made, such representation or warranty must not be relied upon by such Person or any of its Affiliates or Representatives as having been authorized by such member of either Group or any of its or their respective Affiliates or Representatives (or any other Person). EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, THE REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE TO ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED, AND EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE BUSINESS, ASSETS AND OTHER LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT ON AN “AS IS, WHERE IS” BASIS AND ALL OTHER IMPLIED REPRESENTATIONS AND WARRANTIES, ON MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE OR OF FREEDOM FROM ENCUMBRANCE ARE HEREBY EXPRESSLY DISCLAIMED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO A MEMBER OF EITHER GROUP OR THEIR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL INFORMATION, SUPPLEMENTAL DATA OR FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS). EACH GROUP SHALL RELY SOLELY ON THEIR OWN EXAMINATION AND INVESTIGATION OF THE OTHER GROUP’S BUSINESS AND ASSETS AS WELL AS THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT. NO MEMBER OF A GROUP NOR ANY OF ITS REPRESENTATIVES HAS MADE (AND THE MEMBERS OF THE OTHER GROUP AND THEIR REPRESENTATIVES HAVE NOT RELIED UPON) ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, (A) AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO SUCH GROUP PRIOR TO THE EXECUTION OF THIS AGREEMENT AND (B) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF SUCH GROUP HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO SUCH GROUP OR ITS REPRESENTATIVES.

ARTICLE IV

THE CLOSING

Section 4.1 Closing. Unless this Agreement is validly terminated pursuant to Section 8.1, the closing of the Separation (the “Closing”) shall occur as soon as practicable on the Effective Date after the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Section 4.2 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the

Closing), at the offices of Kirkland and Ellis LLP, 601 Lexington Avenue, New York, New York 10022 (or remotely via the electronic exchange of executed documents), unless another date or place is mutually agreed upon in writing by the Parties. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.” The Closing will be deemed to be effective as of 11:59 p.m. (local time) in each jurisdiction in which the Business is conducted on the Closing Date for Tax, accounting, operational and all other matters.

Section 4.2 Conditions to the Separation.

(a) Mutual Closing Conditions. The obligations of each Party to consummate the Separation shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by each Party) of the following conditions:

(i) All Emergence Conditions (other than the Separation and those conditions that by their nature are to be satisfied simultaneously with the Effective Date) shall have been satisfied.

(ii) All conditions precedent to the consummation of the Merger as set forth in the Merger Agreement shall have been satisfied or waived, other than those conditions that by their nature are to be satisfied simultaneously with the consummation of the Merger).

(iii) The transactions contemplated in the Restructuring Transactions Memorandum to be taken on or prior to the Closing Date (including the distribution of the equity securities of Radio Newco to IHC) shall have been completed (except for those Transactions that are to occur at the Closing, but subject to such Transactions occurring at the Closing).

(iv) No Order issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the Transactions, declaring unlawful the Transactions or causing such Transactions to be rescinded shall be in effect.

(b) Additional Closing Conditions for IHM, IHC and CCH. The obligations of IHM, IHC and CCH to consummate the Separation shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by each of IHM and IHC) of the following conditions:

(i) The representations and warranties made by CCOH in Article III shall be true and correct both as of the date hereof and as of the Closing Date, in each case in all material respects.

(ii) CCOH shall have performed and complied with, in all material respects, all covenants required by this Agreement to be performed prior to the Closing.

(iii) The Bankruptcy Court shall have entered an Order (which may be an Order approving the Plan of Reorganization), in form and substance reasonably acceptable to IHM and CCOH, approving this Agreement and finding that the terms of this Agreement represent sound exercises of business judgment by each member of the iHeart Group and CCOH (the “Confirmation Order”).

(c) Additional Closing Conditions for CCOH. The obligations of CCOH to consummate the Separation shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by CCOH) of the following conditions:

(i) The representations and warranties made by IHM, IHC and CCH in Article III shall be true and correct both as of the date hereof and as of the Closing Date, in each case in all material respects.

(ii) IHM, IHC and CCH shall have performed and complied with, in all material respects, all covenants required by this Agreement to be performed prior to the Closing.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

Section 5.1 Release of Pre-Closing Claims.

(a) Except as provided in Section 5.1(c) or as otherwise expressly provided in this Agreement or any Ancillary Agreement, effective as of the Closing Date, New CCOH does hereby, on behalf of itself and each member of the Outdoor Group and each of their respective successors and assigns, release and forever discharge IHM and the members of the iHeart Group, each of their respective successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of IHM or any member of the iHeart Group (in each case, in their respective capacities as such), and each of their respective heirs, executors, administrators, successors and assigns, from any and all Pre-Closing Claims.

(b) Except as provided in Section 5.1(c) or as otherwise expressly provided in this Agreement or any Ancillary Agreement, effective as of the Closing Date, IHM does hereby, on behalf of itself and each member of the iHeart Group and each of their respective successors and assigns, release and forever discharge New CCOH and the members of the Outdoor Group, each of their respective successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of New CCOH or any member of the Outdoor Group (in each case, in their respective capacities as such), and each of their respective heirs, executors, administrators, successors and assigns, from any and all Pre-Closing Claims.

(c) Nothing contained in Section 5.1(a) and Section 5.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in the applicable Schedules thereto as not to terminate as of the Closing Date, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:

(i) any Liability assumed, transferred, assigned, retained or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(ii) any Liability that a member of the iHeart Group or Outdoor Group may have with respect to indemnification or contribution pursuant to this Agreement, which Liability shall be governed by the provisions of Article V and any other applicable provisions of this Agreement or any Ancillary Agreement; or

(iii) honoring its existing obligations to indemnify, or advance expenses to, any Person who was a director, officer or employee of a Party or any member of its Group at or prior to the Closing Date, to the extent that such Person was entitled to such indemnification or advancement of expenses pursuant to then-existing indemnification obligations, it being understood that (x) if the underlying Action giving rise to any obligation arises out of or is primarily related to an Outdoor Liability, New CCOH shall indemnify the applicable member of the iHeart Group for such Liability and (y) if the underlying Action giving rise to any obligation arises out of or is primarily related to an iHeart Liability, IHM shall indemnify the applicable member of the Outdoor Group for such Liability, in each case, in accordance with the provisions set forth in this Article V.

(d) Each of IHM and IHC, on the one hand, and New CCOH, on the other hand, shall not make, and shall not permit any member of their respective Groups to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any member of the other Group, or any other Person released pursuant to Section 5.1(a) and Section 5.1(b), with respect to any Liabilities released pursuant thereto.

(e) It is the intent of each of IHM and New CCOH, except as expressly set forth in Section 5.1(c), by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all

Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Closing Date, between any member of the Outdoor Group, on the one hand, and any member of the iHeart Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members prior to the Closing). At any time, at the request of either IHM, or New CCOH, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 5.2 Indemnification by Outdoor Group. Subject to Section 5.4, from and after the Closing Date, New CCOH shall, and shall cause the other members of the Outdoor Group to, indemnify and hold harmless IHM, each member of the iHeart Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “IHM Indemnitees”), from and against any and all Liabilities of the IHM Indemnitees relating to, arising out of or resulting from any of the following, whether such Liabilities arise or accrue prior to, on or after the Closing Date:

(a) the Outdoor Business, the Outdoor Liabilities or the Outdoor Assets, including any Liabilities arising out of or relating to the Assumed Actions (including those from which New CCOH is unable to cause a member of the iHeart Group to be removed pursuant to Section 5.6(c));

(b) the failure of any member of the Outdoor Group or any other Person to pay, perform or otherwise promptly discharge any of the Outdoor Liabilities in accordance with their respective terms; and

(c) any breach by any member of the Outdoor Group of this Agreement;

provided that the indemnification obligations hereunder shall in no event be duplicative of any obligation of CCOH or any of its Subsidiaries pursuant to any Ancillary Agreement; provided, further, that except as specifically contemplated in Section 5.6(e), all matters related to Taxes shall be governed solely by the New Tax Matters Agreement and no indemnity with respect to Taxes shall arise as a result of this Section 5.2.

Section 5.3 Indemnification by iHeart Group. Subject to Section 5.4, from and after the Closing Date, IHM and IHC shall, and shall cause the other members of the iHeart Group to, indemnify and hold harmless CCH, CCOH and each member of the Outdoor Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Outdoor Indemnitees”), from and against any and all Liabilities of the Outdoor Indemnitees relating to, arising out of or resulting from any of the following, whether such Liabilities arise or accrue prior to, on or after the Closing Date:

(a) the iHeart Business, the iHeart Liabilities or the iHeart Assets, including any Liabilities arising out of or relating to any Excluded Action (including those from which IHM or IHC is unable to cause a member of the Outdoor Group to be removed pursuant to Section 5.6(c));

(b) the failure of IHM, IHC or any other member of the iHeart Group or any other Person to pay, perform or otherwise promptly discharge any iHeart Liabilities in accordance with their respective terms; and

(c) any breach by any member of the iHeart Group of this Agreement;

provided that the indemnification obligations hereunder shall in no event be duplicative of any obligation of IHM or any of its Subsidiaries pursuant to any Ancillary Agreement; provided, further, that except as specifically contemplated in Section 5.6(e), all matters related to Taxes shall be governed solely by the New Tax Matters Agreement and no indemnity with respect to Taxes shall arise as a result of this Section 5.3.

Section 5.4 Indemnification Obligations Net of Insurance Proceeds.

(a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V shall be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount that any Person (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that the indemnification provisions hereof do not create any benefit to any insurer or any other Third Party or otherwise alter the terms and conditions of any Insurance Policies.

(c) Each of IHM, IHC, CCOH and CCH hereby waives, for itself and each member of its Group, any rights to recover against the other Party in subrogation or as subrogee for a Third Party, but solely with respect to Pre-Closing Claims released pursuant to Section 5.1 and solely to the extent that such waiver of subrogation is permitted under any applicable Insurance Policies.

Section 5.5 Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive written notice from a Third Party of any claim or demand or the commencement by any such Person of any Action (each, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or Section 5.3, or any other provision of this Agreement, such Indemnitee shall promptly (but in no event more than 30 days following receipt of such claim or demand) give such Indemnifying Party written notice thereof. Any such notice shall (i) state that the Indemnitee has paid or, incurred Losses, or reasonably anticipates that the Indemnitee will pay or incur Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement; (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date (if any) such item was paid or incurred, the basis for any reasonably anticipated Losses and the nature of the misrepresentation, breach of warranty, breach of covenant or other claim to which each such item is related and (iii) include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party shall demonstrate that it was prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.5(a).

(b) An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim. Within 60 days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party shall assume responsibility for defending such Third-Party Claim; provided that if the Indemnifying Party fails to notify the Indemnitee in accordance with the foregoing sentence, the Indemnifying Party shall be deemed to elect not to defend (or to seek to settle or compromise) such Third-Party Claim.

(c) If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim (including its counsel) and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third-Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

(d) Notwithstanding an election by an Indemnifying Party to defend a Third-Party Claim pursuant to Section 5.5(b), an Indemnitee may, upon notice to the Indemnifying Party, elect to take over the defense of such Third-Party Claim at the cost and expense of the Indemnifying Party (i) to the extent such Third-Party Claim relates to any actual or alleged criminal Action, allegation or investigation, (ii) to the extent such Third-Party Claim seeks an injunction or equitable relief against an Indemnitee as the primary remedy or (iii) to the extent any Indemnitee shall reasonably determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate.

(e) If the Indemnifying Party elects to assume the defense of a Third-Party Claim in accordance with this Agreement, then (i) the Indemnitee may retain separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim at its own cost and expense subject to limitations to preserve Privilege or Third Party confidentiality and (ii) the Indemnitee may not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party; provided that the Indemnitee may choose separate counsel at the sole cost and expense of the Indemnifying Party in the event that outside counsel to the Indemnitee reasonably determines that a conflict of interest arises between the Indemnitee and the Indemnifying Party or both the Indemnitee and the Indemnifying Party are named parties to such Third-Party Claim and there are material differing defenses between them that make joint representations inappropriate, but shall not be entitled to determine or conduct the defense of such Third-Party Claim or settlement negotiations with respect to such Third-Party Claim.

(f) An Indemnifying Party that does not elect to defend a Third-Party Claim as contemplated hereby nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnifying Party at its own cost and expense, subject to limitations to preserve Privilege or Third Party confidentiality. Without limiting the foregoing, subject to Section 6.6, each Party shall act in good faith and cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such non-controlling Party’s possession or under such non-controlling Party’s control relating thereto as are reasonably required by the controlling Party.

(g) Notwithstanding the foregoing in this Section 5.5, no Party may, or permit any of its Subsidiaries to, settle or compromise any Third-Party Claim for which any Indemnitee is seeking or would seek to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, conditioned or delayed, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Group and provides for a full, unconditional and irrevocable release of the other Group from all Liability in connection with the Third-Party Claim.

(h) The Indemnifying Party who elects to defend a Third-Party Claim pursuant to Section 5.5(b) shall keep the Indemnitee reasonably informed of the progress of any Third-Party Claim and notify the Indemnitee when any such Third-Party Claim is closed, regardless of whether such Third-Party Claim was resolved by settlement, verdict, dismissal or otherwise.

Section 5.6 Additional Matters.

(a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the relevant Indemnifying Party promptly (and in any event within 60 days) following its discovery of such item or matter. No delay on the part of the Indemnitee in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is actually prejudiced by such delay. The notice delivered pursuant to this Section 5.6(a) shall (i) state that the Indemnitee has paid or incurred Losses, or reasonably anticipates that the

Indemnitee will pay or incur Losses, for which such Indemnitee is entitled to indemnification pursuant to this Agreement and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date (if any) such item was paid or incurred, the basis for any reasonably anticipated Losses and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, then such Loss specified in such notice shall be deemed a Liability of such Indemnifying Party hereunder. If such Indemnifying Party disputes the Liability asserted under the claim notice, the Indemnifying Party shall send a notice of such dispute (an “Objection Notice”) to the Indemnitee within 30 days following receipt by the Indemnifying Party of the claim notice. Upon receipt of an Objection Notice, such Indemnitee and the Indemnifying Party shall attempt in good faith to agree upon the rights and obligations of the respective Parties with respect to such disputed claim. If no such resolution can be reached after good faith negotiation after no less than 30 days following delivery of an Objection Notice, each Party shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall reasonably cooperate with such Indemnifying Party, at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action for which indemnification is sought pursuant to Section 5.2 or Section 5.3 and in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant.

(d) An Indemnitee shall take all reasonable steps to mitigate damages in respect of any claim for which it seeks indemnification hereunder, and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(e) Any Indemnity Payment shall be decreased to take into account an amount equal to the Tax Benefit actually realized by the Indemnitee (or its Affiliates) in the taxable year the Liability giving rise to such Indemnity Payment arose or accrued or in the two succeeding taxable years, which Tax Benefit would not have arisen or been allowable but for the incurrence or payment of such Liability; provided that if any such Tax Benefit is actually realized by an Indemnitee (or its Affiliates) in a taxable year subsequent to the taxable year of an Indemnity Payment, the Indemnitee shall promptly pay or cause to be paid to the Indemnifying Party (or its designee) an amount equal to the Tax Benefit actually realized. For purposes of this Agreement, any Tax Benefit actually realized by the Indemnitee (or its Affiliates) in the taxable year a Liability giving rise to an Indemnity Payment arose or accrued or in the two succeeding taxable years shall be determined using a “with and without” methodology (treating any deductions or amortization attributable to such indemnified Liabilities as the last items claimed for any taxable year, including after the utilization of any otherwise available net operating loss carryforwards).

(f) THE INDEMNITY AGREEMENTS CONTAINED IN THIS ARTICLE V SHALL REMAIN OPERATIVE AND IN FULL FORCE AND EFFECT, REGARDLESS OF (I) ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNITEE OR (II) THE KNOWLEDGE BY THE INDEMNITEE OF LIABILITIES FOR WHICH IT MIGHT BE ENTITLED TO INDEMNIFICATION HEREUNDER.

(g) THE RELEASES AND INDEMNIFICATION OBLIGATIONS OF THE PARTIES IN THIS AGREEMENT ARE EXPRESSLY INTENDED, AND SHALL OPERATE AND BE CONSTRUED, TO APPLY EVEN WHERE THE LOSSES OR LIABILITIES FOR WHICH THE RELEASE AND/OR INDEMNITY ARE GIVEN ARE CAUSED, IN WHOLE OR IN PART, BY THE SOLE, JOINT, JOINT AND

SEVERAL, CONCURRENT, CONTRIBUTORY, ACTIVE OR PASSIVE NEGLIGENCE OR THE STRICT LIABILITY OR FAULT OF THE PARTY BEING RELEASED OR INDEMNIFIED.

Section 5.7 Remedies Cumulative. The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided that the procedures set forth in this Article V shall be the exclusive procedures governing any indemnification claim or indemnification Action brought under this Agreement; provided, further, that if an Indemnitee has recovered any Losses from an Indemnifying Party pursuant to any provision of this Agreement or any Ancillary Agreement or otherwise, it shall not be entitled to recover the same Losses in duplication pursuant to any other provision of this Agreement or any Ancillary Agreement or otherwise.

Section 5.8 Survival of Indemnities. The rights and obligations of each of IHM, IHC, CCH, CCOH and their respective Indemnitees under this Article V shall survive (a) the sale or other transfer by any Party of any Assets or Businesses or the assignment by it of any Liabilities, and (b) any merger, consolidation, business combination, sale of all or substantially all Assets, restructuring, recapitalization, reorganization or similar transaction involving a Party or any of its respective Subsidiaries.

Section 5.9 No Impact on Third Parties. For the avoidance of doubt, the indemnifications provided for in this Article V are made only for purposes of allocating responsibility for Liabilities between the members of the iHeart Group, on the one hand, and the members of the Outdoor Group, on the other hand, and are not intended to, and shall not, affect any obligations to, or give rise to any rights of, any Third Parties.

Section 5.10 No Cross-Claims or Third-Party Claims. Each of IHM and IHC, on the one hand, and CCH and CCOH, on the other hand, agrees that it shall not, and shall not permit the members of its respective Group to, in connection with any Third-Party Claim, assert as a counterclaim or Third-Party Claim against any member of the Outdoor Group or the iHeart Group, respectively, any claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement or any Ancillary Agreement, any breach or alleged breach hereof or thereof, the Transactions (including all actions taken in furtherance of the Transactions on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof or thereof.

Section 5.11 Tax Matters. Notwithstanding anything in this Agreement to the contrary, the New Tax Matters Agreement shall exclusively govern the allocation or Liability for Taxes and this Agreement shall not be interpreted as addressing any matter related to Taxes except as provided in Section 2.9(b) and Section 5.6(e).

Section 5.12 Non-Solicitation of Employees. For a period of eighteen months following the Effective Date, each of IHM and IHC, on the one hand, and CCH and CCOH, on the other hand, agrees that it shall not, and shall not permit the members of its respective Group to, directly solicit, recruit or hire, without the written consent of the other Group, (i) all employees who primarily work in a sales capacity (including, without limitation, account executives and sales managers) and (ii) all employees with a title of Vice-President and above. To the extent this prohibition is waived, any solicitation, recruitment or hiring efforts by either Group during the one year period after the Effective Date shall be coordinated with each Group’s Vice President of Human Resources (or such employee serving a similar function) or other officer designated in writing, or, in each case, his or her designee and appropriate management. Notwithstanding the foregoing, this prohibition on solicitation, recruitment and hiring does not apply to actions taken by a Party: (a) in furtherance of the transactions contemplated by the Restructuring Transactions Memorandum, including for the avoidance of doubt, with respect to the employees in clauses (i) and (ii) of this Section 5.12; (b) in connection with a general recruitment effort, including the use of professional search and recruitment firms or recruitment carried out through a public solicitation or general solicitation, or the hiring of any person who responds thereto; or (c) with respect to any such employee who has been employed with the applicable Group for less than three months prior to the date of any such solicitation, recruitment or hiring.

Section 5.13 Non-Competition. Each of IHM and IHC shall not, and shall not permit any member of the iHeart Group to, without the written consent of CCOH, engage in the Outdoor Competing Business anywhere in the Outdoor Territory during the Non-Compete Period; provided, that neither the foregoing nor anything else in this Agreement shall limit or restrict (including during the Non-Compete Period or otherwise) IHM, IHC or any member of the iHeart Group from acquiring any equity interests, assets, business or product lines (regardless of the form, structure or manner of any such transaction, whether by sale, merger, consolidation or otherwise) of another Person who engages in the Outdoor Competing Business and for such Person and its Affiliates (other than the iHeart Group as of immediately prior to such acquisition) to continue to engage in the Outdoor Competing Business; provided, further, that for the avoidance of doubt, in the event of a Change of Control of IHM, neither the foregoing nor anything else in this Agreement shall limit or restrict (including during the Non-Compete Period or otherwise) any Person or group engaged in an Outdoor Competing Business that becomes the beneficial owner, directly or indirectly, of more than 50% of the total equity securities of IHM, IHC or any member of the iHeart Group from engaging in such Outdoor Competing Business. CCOH shall not, and shall not permit any member of the Outdoor Group to, without the written consent of IHC and IHM, engage in an iHeart Competing Business anywhere in the iHeart Territory during the Non-Compete Period; provided, that neither the foregoing nor anything else in this Agreement shall limit or restrict (including during the Non-Compete Period or otherwise) CCOH or any member of the Outdoor Group from acquiring any equity interests, assets, business or product lines (regardless of the form, structure or manner of any such transaction, whether by sale, merger, consolidation or otherwise) of another Person who engages in an iHeart Competing Business and for such Person and its Affiliates (other than the Outdoor Group as of immediately prior to such acquisition) to continue to engage in the iHeart Competing Business; provided, further, that for the avoidance of doubt, in the event of a Change of Control of New CCOH, neither the foregoing nor anything else in this Agreement shall limit or restrict (including during the Non-Compete Period or otherwise) any person or group engaged in an iHeart Competing Business that becomes the beneficial owner, directly or indirectly, of more than 50% of the total equity securities of New CCOH or any member of the Outdoor Group from engaging in such iHeart Competing Business. Each Party hereby acknowledges that the iHeart Group and the Outdoor Group engage through separate platforms in a business that derives revenue from selling, leasing and/or licensing advertisements, and the solicitation, sale, lease or license of advertisement opportunities to any Person shall in no way be a breach of this Agreement even if any such activities result in a corresponding reduction in sales or revenue on any other platform of the other Group. Notwithstanding the foregoing, the performance by any of the Parties or any of the members of their respective Groups of any obligations under this Agreement or any of the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups) shall in no way constitute a breach of this Agreement, including the covenants set forth in this Section 5.13.

Section 5.14 Separateness Covenants. The covenants contained in Section 5.12 and Section 5.13 shall be construed as a series of separate covenants, one for each city, county and state of any geographic area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 5.12 and Section 5.13. If, in any judicial or arbitral proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be revised, or if revision is not permitted it shall be eliminated from this Agreement, to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 5.12 and Section 5.13 are deemed to exceed the time, geographic or scope limitations permitted by applicable Law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such Law. In the event that the applicable court or arbitrator does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 5.15 Survival. If any member of either Group or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any Person and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of such Group member shall assume all of the obligations set forth in this Agreement; provided that neither Party or such Group member, as applicable, shall be relieved from such obligations.

ARTICLE VI

ACCESS OF INFORMATION; CONFIDENTIALITY

Section 6.1 Agreement for Exchange of Information.

(a) Except in the case of an adversarial Action by one Party against another Party or one or more members of one Group against one or more members of the other Group, from the date of this Agreement until six years following the Closing Date, as soon as reasonably practicable after a Party’s written request, each of IHM and New CCOH shall provide the members of the other Group, as well as their Representatives, reasonable access during normal business hours to, or, at IHM or New CCOH’s written request, provide copies of, (i) all information in the possession or under the control of the other Party and (ii) the relevant personnel and representatives used in the preparation of such information as may be reasonably required by the requesting Party in connection with, among other things, compliance with requirements imposed by a Governmental Authority, any Action, or governmental investigations of the requesting Party, including without limitation the ongoing inquiries by the U.S. Securities and Exchange Commission and U.S. Department of Justice relating to the 2018 misappropriation incident at Clear Media Limited, or in order to enable the requesting Party to comply with its obligations under this Agreement and any Ancillary Agreement, but only to the extent that such information relates to the requesting Party’s Business, any Outdoor Asset, Outdoor Liability, iHeart Asset or iHeart Liability, as applicable; provided that in the event IHM or New CCOH, as applicable, determines that any such provision of information could be commercially detrimental in a material respect, violate any Law or agreement or waive any attorney-client or attorney work product Privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of the Parties under Section 6.3. The Party requesting the information shall bear all reasonable and documented out-of-pocket expenses incurred by the providing Party in connection with such request; provided, that New CCOH shall not be so responsible for any such expenses to the extent (i) the request for information arises out of its receipt of services under the Transition Services Agreement and (ii) such expenses would result in a duplication of charges under the Transition Services Agreement. All transfers of information and access to information pursuant to this Agreement, in particular pursuant to this Section 6.1, and any Ancillary Agreement shall be in accordance with applicable Law.

(b) The Parties’ obligations to provide information and cooperation with respect to Taxes shall be governed by the New Tax Matters Agreement.

Section 6.2 Compensation for Providing Information. The Party requesting information pursuant to Section 6.1 agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such information or otherwise complying with the request with respect to such information (including any costs and expenses incurred in any review of information for purposes of protecting any Privileged Information of the providing Party or in connection with the restoration of backup tapes for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures, if any, and if there are no such standard methodology and procedures, then on a commercially reasonable basis.

Section 6.3 Record Retention.

(a) To facilitate the possible exchange of information pursuant to this Section 6.3 after the Closing Date, except as otherwise required or agreed in writing (including in any Ancillary Agreement), the Parties agree to use commercially reasonable efforts to retain all information in their respective possession or control on the Closing Date in accordance with the policies and procedures of IHM as in effect immediately prior to the Closing Date or such other commercially reasonable policies and procedures as may be adopted by the applicable Party after the Closing Date as provided herein. Notwithstanding the foregoing, (i) no Party shall be required to delay implementation of any amendment to information retention policies and legal hold procedures to the extent such amendments are required by applicable Law, and (ii) nothing in this Section 6.3 shall require any Party to retain electronic mail beyond the periods specified in relevant corporate policies, unless such electronic mail is subject, by virtue of its content, to other specific records retention provisions, or is subject to a litigation hold or document retention notice, or is otherwise known by its custodian to relate to a pending or threatened Action.

(b) In the event of an inadvertent failure by either IHM or New CCOH or any of their respective Subsidiaries to comply with the document retention policies as required under this Section 6.3, such Party shall be liable to the other Party solely for the amount of any monetary fines or penalties imposed or levied against such other Party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other Party’s inability to produce information caused by such inadvertent failure and, notwithstanding Section 5.2 and Section 5.3, shall not be liable to such other Party for any other Liabilities with respect to such inability to produce information.

Section 6.4 Limitations of Liability. In the absence of willful misconduct or fraud by the Party providing information pursuant to this Section 6.4, no Party shall have any Liability to any other Party in the event that any such information is found to be inaccurate. No Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.3.

Section 6.5 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Section 6.5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth herein or in any Ancillary Agreement.

(b) Any Party that receives, pursuant to a request for information in accordance with this Section 6.5, information that is not relevant to its request shall promptly after the discovery thereof (i) return such information to the providing Party or, at the providing Party’s request, destroy such information and (ii) deliver to the providing Party a certificate certifying that such information was returned or destroyed, as the case may be, which certificate shall be signed by an authorized Representative of the receiving Party, provided that a Party shall not be required to destroy or return any such information to the extent that such information has been backed up electronically pursuant to such Party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies.

(c) When any information furnished by one Party to another Party is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, the receiving Party shall, at its option, promptly after receiving a written notice from the disclosing Party, either return to the disclosing Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing Party that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon), provided that a Party shall not be required to destroy or return any such information to the extent that: (i) such Party is required to retain such information in order to comply with any applicable Law; (ii) such information has been backed up electronically pursuant to such Party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies; or (iii) such information is kept in such Party’s legal files for purposes of resolving any claim.

Section 6.6 Production of Witnesses; Records; Cooperation. At all times from and after the Closing Date, except in the case of an adversarial Action by one Party against another Party or one or more members of one Group against one or more members of the other Group (which shall be governed by discovery rules as may be applicable under Article V or otherwise), each Party shall use commercially reasonable efforts to make available to the other Party, without cost (other than reimbursement of actual out-of-pocket expenses) to, and upon prior written request of, the other Party, its Representatives as witnesses to the extent that the same may reasonably be required by the other Party (giving consideration to business demands of such Representatives) in connection with any Action in which the requesting Party may from time to time be involved with respect to the iHeart Business, the Outdoor Business or any Transactions. In connection with any matter contemplated by this Section 6.6, for each such Action, the Parties will enter into a mutually acceptable common interests and joint defense agreement, so as to maintain to the extent practicable any applicable Privilege, immunity or protection of the Parties.

Section 6.7 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and shall be provided prior to the Closing Date have been and shall be rendered for the collective benefit of the Parties and their respective Subsidiaries, and that each Party and its respective Subsidiaries should be deemed to be the client with respect to such services for the purposes of asserting all Privileges that may be asserted under applicable Law in connection therewith.

(b) The Parties agree as follows:

(i) IHM shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with any Privileged Information that relates primarily to (A) the iHeart Business or (B) any iHeart Liabilities resulting from any Actions that are now pending or may be asserted in the future, in each case of clauses (A) and (B) whether or not such Privileged Information is in the possession or under the control of a member of the iHeart Group or the Outdoor Group; and

(ii) New CCOH shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with any Privileged Information that relates primarily to (A) the Outdoor Business or (B) any Outdoor Liabilities resulting from any Actions that are now pending or may be asserted in the future, in each case of clauses (A) and (B) whether or not such Privileged Information is in the possession or under the control of a member of the iHeart Group or the Outdoor Group.

(c) Subject to Sections 6.7(d) and 6.7(e), the Parties agree that they shall have a shared Privilege with respect to all Privileges not allocated pursuant to Section 6.7(b) and all Privileges relating to any Actions or other matters that involve both Parties (or one or more of their respective Subsidiaries) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared Privilege may be waived by either Party without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) If any dispute arises between IHM, on the one hand, or New CCOH, on the other hand, or between any member of their respective Groups, regarding whether a Privilege should be waived to protect or advance the interests of either Party and/or their respective Group members, each Party agrees that it shall: (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold, condition or delay its consent to the waiver of a Privilege for any purpose except to protect its own legitimate interests.

(e) Upon receipt by any member of the iHeart Group or the Outdoor Group, as applicable, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared Privilege or as to which any member of the other Group has the sole right hereunder to assert a Privilege, IHM or New CCOH, as applicable, shall promptly provide written notice to the other Party of the existence of the request (which notice shall be delivered no later than five Business Days following the receipt of any such subpoena, discovery or other request; provided that the failure to provide any such notice shall not be a basis for Liability of a Party except and solely to the extent the other Party shall have been prejudiced thereby) and shall provide such other Party a reasonable opportunity to review such Privileged Information and to assert any rights it or they may have, including under this Section 6.7 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f) Any furnishing of, or access to, information pursuant to this Agreement is made in reliance on the agreement of the Parties set forth in this Section 6.7 and in Section 6.8 to maintain the confidentiality of Privileged Information and to assert and maintain all Privileges applicable thereto. The Parties further agree that: (i) the transfer by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Section 6.7 shall not be deemed to constitute a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving such Privileged Information shall promptly return such Privileged Information to the Party who has the right to assert such Privilege.

(g) In furtherance of, and without limitation to, the Parties’ agreement under this Section 6.7, IHM, on the one hand, and CCH and CCOH, on the other hand, shall, and shall cause the members of their respective Groups to, use reasonable efforts to maintain their respective separate and joint Privileges, including by executing any other joint defense and/or common interest agreements where necessary or useful for this purpose.

(h) Each Party acknowledges that (i) during the term of the Transition Services Agreement, IHM and/or its Affiliates shall, among other things, continue to perform certain legal services on behalf of New CCOH, (ii) prior to the date hereof, the Parties and their counsel have shared, and intend to continue to share pursuant to the Transition Services Agreement, certain information otherwise protected by a Privilege. In furtherance of the foregoing, (A) the Parties desire to avoid waiving any applicable Privileges in exchanging information, (B) each Party reserves the right to determine its own legal strategy and arguments, including legal strategies and arguments that might differ from those of any other Party and (C) the Parties hereby agree on the following conditions for the disclosure of of information between and among the Parties and counsel for the Parties, and for disclosure of such information by the Parties and counsel to Third Parties, without in any way asserting that such exchanges of information would not in any event be subject to a Privilege notwithstanding this Section 6.7(h):

(i) In furtherance of their common interests, the Parties have exchanged, and intend to exchange and/or jointly prepare, information related to matters of common interest that is protected by one or more Privileges (“Common Interest Information”). Such Common Interest Information may have been, or may be, transmitted orally, electronically, or in other written form, and may include, without limitation, communications, presentations, factual analyses, financial analyses, mental impressions, memoranda, outlines, notes, reports, draft correspondence, research, draft briefs and pleadings, this Agreement, and other documents or information;

(ii) The Parties intend to preserve all Privileges against disclosure of Common Interest Information to the maximum extent permitted by Law. The Parties agree that: (a) each Party shall maintain the confidentiality of any Common Interest Information received from another Party as provided in Section 6.7(h)(iii), below; and (b) the disclosure of Common Interest Information between or among the Parties shall not waive any applicable Privilege against disclosure to Third Parties;

(iii) Without the prior written consent of the Party whose privileged or protected information is at issue, the Parties or their counsel shall not disclose any Common Interest Information received from another Party (or counsel to another Party), to anyone other than: (A) the board of directors or managers of the receiving Party; (B) counsel to the receiving Party; (C) senior executive officers and/or members of the receiving Party; (D) other employees of the receiving Party whose access to such Common Interest Information is reasonably necessary to counsel’s representation of the receiving Party; (E) insurers of the foregoing, who undertake to maintain confidentiality; or (F) the receiving Party’s non-testifying consultants or advisors retained in connection with a matter for which a common interest between the Parties; provided, however, that as of the date of this Agreement, all such recipients of Common Interest Information are first informed of the confidential nature of the Common Interest Information and of the existence and terms of this Agreement and agree to such terms. This Agreement applies to all communications and other exchanges of Common Interest Information among the Parties and their counsel prior to the execution of this Agreement;

(iv) No Party shall have the right to waive any Privilege that might be applicable to any Common Interest Information that originated with any other Party. The written consent of each respective Party is required to waive any confidentiality, Privilege with respect to Common Interest Information jointly prepared by or on behalf of more than one Party;

(v) If any Party or its counsel is served with or otherwise subject to an Action that requires any Party or its counsel to testify about, produce or otherwise divulge any Common Interest Information it has received from another Party or has jointly prepared with another Party, that Party shall, to the extent legally permitted: (A) as soon as practicable inform each of the other Parties; (B) provide each of the other Parties with copies of such Action; (C) assert one or more Privileges and objections to protect such Common Interest Information in response to such Action; and (D) make every other reasonable effort to prevent or limit any disclosure of the Common Interest Information, including seeking an Order from the issuing Governmental Authority protecting the Common Interest Information to the extent disclosed. Nothing in this Agreement, however, shall compel any Party to violate a valid Order;

(vi) The terms of this Section 6.7(h) are severable from this Agreement. Each Party is free to withdraw from this Section 6.7(h) at any time, with or without reason, upon giving express written notification to each of the other Parties, in which case this Section 6.7(h) shall no longer be operative as to future communications between the withdrawing Party and the remaining Parties, but which Section 6.7(h) shall continue to protect all Common Interest Information covered by this Agreement and disclosed to or by the withdrawing Party prior to the receipt of the withdrawing Party’s notification of withdrawal. In the event any Party determines that such Party no longer shares a common interest with any other Party, such Party shall immediately withdraw from this Section 6.7(h) and provide written notice of such withdrawal to each of the other Parties. Upon express written notification of withdrawal by a Party from this Section 6.7(h), any other Party having supplied Common Interest Information to the withdrawing Party, and the withdrawing Party having supplied Common Interest Information to any other Party, may designate specific Common Interest Information that the Party in possession of the designated Common Interest Information shall take commercially reasonable steps to, at its option, promptly either (i) return to the Party having supplied the designated Common Interest Information or (ii) destroy the designated Common Interest Information and so certify in writing upon request of such Party; provided, however, that no Party shall be required to destroy or return any of its work product that may contain or reference Common Interest Information, any Common Interest Information required to be held by Law or internal document retention policies, or any Common Interest Information that has properly become part of the public record. For the avoidance of doubt, a Party’s withdrawal from this Section 6.7(h) shall in no way be deemed a withdrawal from this Agreement and in no way affect any other term and provision of this Agreement, which shall remain in full force and effect and enforceable against such Party. Upon a Party’s withdrawal from this Section 6.7(h), such Party shall no longer be required to disclose any Common Interest Information notwithstanding anything to the contrary contained in this Agreement;

(vii) Any inadvertent or unintentional disclosure of Common Interest Information supplied pursuant to this Agreement, regardless of whether such information was so designated at the time of disclosure, shall not be deemed a waiver in whole or in part of any confidentiality or Privilege, either as to the specific information disclosed or as to any other information relating thereto or to related subject matter (and none of the Parties shall assert such a waiver argument). Upon discovery of such disclosure, the Parties shall cooperate reasonably to restore the confidentiality or Privilege to that disclosed material, including, without limitation, the retrieval of any and all copies of the disclosed Common Interest Information;

(viii) Common Interest Information received from a Party shall be used by a receiving Party only in connection with the Parties’ common interests. No Party may use against any other Party any Common

Interest Information received from any Party or jointly developed by or on behalf of the Parties to this Agreement. For the avoidance of doubt, nothing in this Section 6.7(h) limits a Party’s right to use information received or obtained independently of this Agreement, through discovery or otherwise, notwithstanding that the same information was also received by the Party pursuant this Agreement. The Parties agree that, except as otherwise provided in this Agreement or in order for a Party to enforce its rights under this Agreement or any Ancillary Agreement, Common Interest Information shall continue to be held confidential and subject to the applicable Privileges, notwithstanding any adversity of interest that subsequently may be discerned or arise between or among the Parties;

(ix) Nothing in this Section 6.7(h) obligates any Party or its respective counsel to share any information with another Party or its counsel. Instead, each Party retains the right to determine, in its discretion, which information in its possession it shall share with the other Parties, subject to any other duties and obligations the Party may have. Nothing in this Section 6.7(h) permits any counsel or Party to withhold from any other Party information that was prepared by counsel acting on behalf of all Parties; and

(x) Nothing contained in or contemplated by this Section 6.7(h) shall be deemed to create an attorney-client relationship or other agency or fiduciary relationship between any attorney (or law firm) and anyone other than the client of such attorney. The fact that counsel to a Party has obtained or will obtain Common Interest Information pursuant to this Section 6.7(h) shall not preclude counsel from taking any position or representing any interest of such counsel’s client that may be construed to be adverse to another Party to this Section 6.7(h), and shall not be used as a basis for seeking to disqualify counsel from representing his or her client in any action.

Section 6.8 Confidentiality. Each Party acknowledges that it or a member of its Group may have in its possession and, in connection with this Agreement and the Ancillary Agreements, may receive Confidential Information of the other Party or any member of such other Party’s Group. Each of IHM and CCH shall hold and cause its Representatives and the members of its respective Group and their Representatives to hold in strict confidence and not to use (except as permitted by this Agreement or any Ancillary Agreement) any such Confidential Information concerning the other Group unless (i) such Party or any members of its respective Group or its or their Representatives is or are compelled to disclose such Confidential Information by judicial or administrative Order or by other requirements of applicable Law or by a request of a Governmental Authority of competent jurisdiction; or (ii) such Confidential Information can be demonstrated to have been (A) available to the general public without breach of this Agreement, (B) lawfully acquired after the Closing Date on a non-confidential basis from other sources not known by such Party to be under any legal obligation to keep such information confidential, or (C) developed independently by such Party or member of its respective Group without the use of any Confidential Information of the other Group. Notwithstanding the foregoing, such Party or member of its Group or its or their Representatives may disclose such Confidential Information to the members of its Group and its or their Representatives on a “need to know” basis and so long as such Persons are informed by such Party of the confidential nature of such information and are directed to treat such information confidentially. The obligations imposed by this Section 6.8 on the members of each Group and their Representatives shall be satisfied if such Persons exercise the same level of care with respect to such Confidential Information as they would with respect to their own proprietary information. If a Party or any member of its Group or any of its or their Representatives becomes compelled to disclose any Confidential Information of the other Group by judicial or administrative Order or by other requirements of applicable Law or a request of a Governmental Authority, such Party will promptly notify the other Party (to the extent permitted by applicable Law and reasonably practicable) and, upon request, use reasonable efforts (at the other Party’s sole cost and expense) to cooperate with the other Party’s efforts to seek a protective order or other remedy. If no such protective order or other remedy is obtained or timely sought, such Party or any member of its Group or any of its or their Representatives (x) may furnish only that portion of the Confidential Information that it concludes, after consultation with counsel, is so requested or required to be disclosed, and (y) will exercise its reasonable efforts (at the other Party’s sole cost and expense) to obtain assurances that confidential treatment will be afforded to such information. Each of IHM and CCH agrees to be responsible for any breach of this Section 6.8 by it, the members of its respective Group and its and their Representatives.

ARTICLE VII

FURTHER ASSURANCES

Section 7.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement and in the Ancillary Agreements, each of the Parties shall, and shall cause the members of each Group to, use commercially reasonable efforts, prior to, on and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws and agreements, to consummate and make effective the Transactions.

(b) Without limiting the foregoing, prior to, on and after the Closing Date, each Party shall use commercially reasonable efforts to cooperate with each other Party, and without any further consideration, but at the expense of the requesting Party (subject to Section 2.10), to execute and deliver, or cause to be executed and delivered, all instruments, and to make all filings with, and to obtain or make any Approvals of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with Section 2.10 and the other terms of this Agreement and the Ancillary Agreements, in order to make effective the Transactions. Without limiting the foregoing, each Party shall, at the reasonable request of the other Party and at the cost and expense of the requesting Party, take such other actions as may be reasonably necessary to vest in such other Party all of the transferring Party’s right, title and interest to the Assets to be transferred to such other Party by this Agreement.

Section 7.2 Order of Precedence. In the case of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of the Ancillary Agreement shall prevail.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may only be terminated:

(a) by an agreement in writing signed by each of the Parties;

(b) by either IHM or CCOH if the Separation has not been consummated prior to September 30, 2019; and

(c) by either IHM or CCOH if (1) IHM files (x) a plan of reorganization, a disclosure statement or a proposed Confirmation Order in the Chapter 11 Cases that does not contemplate the Separation, or (y) any motion, pleading, or other document with the Bankruptcy Court in the Chapter 11 Cases that is otherwise materially inconsistent with the applicable Restructuring Support Agreement or the Plan of Reorganization in effect as of the date hereof, or (2) the Confirmation Order (x) does not contemplate the Separation or (y) is not otherwise materially consistent with the Plan of Reorganization in effect as of the date hereof.

Section 8.2 Effect of Termination. In the event that this Agreement is terminated, this Agreement shall become null and void and no Party, nor any Party’s directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1 Governing Law. This Agreement (including all its Exhibits, Schedules, Annexes and Appendices) (and any claims or disputes arising out of or related hereto or to the Transactions or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be exclusively governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of any choice of laws principles that would result in the application of the Laws of another jurisdiction, including all matters of formation, existence, validity, interpretation, construction, effect, enforceability, performance, breach, termination, and remedies; provided that any matter arising out of or related to the certificate of incorporation, bylaws or other organizational documents of an entity formed under the Laws of a jurisdiction other than the State of Delaware or any corporate action taken pursuant to such organizational documents or the Laws of the jurisdiction of such entity’s formation shall be governed by and construed and interpreted in accordance with the Laws of such other jurisdiction.

Section 9.2 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES HERETO AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT (AND ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATED HERETO OR TO THE TRANSACTIONS OR TO THE INDUCEMENT OF ANY PARTY TO ENTER HEREIN WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE) SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.4. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW

Section 9.3 WAIVER OF JURY TRIAL. EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE TRANSACTIONS OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF, AND ANY ACTION RELATING TO OR ARISING IN ANY WAY THEREFROM SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

ARTICLE X

MISCELLANEOUS

Section 10.1 Counterparts; Entire Agreement.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto or thereto, as the case may be, and delivered to each other party hereto or thereto, as the case may be.

(b) This Agreement and, when executed and delivered, the Ancillary Agreements, and the Exhibits, Annexes and Schedules hereto and thereto, contain the entire agreement between the Parties with respect to the subject matter (including, effective as of the Closing, the CCOH Master Agreement, the CCOH Corporate Services Agreement, the CCOH License Agreement, the CCOH Tax Matters Agreement and the EBIT Agreement) hereof and thereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c) Each Party acknowledges that it and each other Party may execute this Agreement and the Ancillary Agreements by facsimile, stamp, mechanical or electronic signature (including in PDF, TIFF or any similar format). Each Party expressly adopts and confirms each such facsimile, stamp, mechanical or electronic signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that, at the reasonable request of any other Party at any time and if so requested for such other Party, it shall as promptly as reasonably practicable cause this Agreement and each Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

Section 10.2 Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns; provided that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other parties hereto; provided, further, that each Party may assign its rights and delegate its obligations under this Agreement to any of its Affiliates (provided that no such assignment or delegation shall release such Party from any Liability or obligation under this Agreement).

Section 10.3 Third-Party Beneficiaries. Except as set forth in Article V, (a) the provisions of this Agreement are solely for the benefit of the parties hereto, and are not intended to confer upon any Person except the parties hereto, any rights or remedies hereunder or thereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any Third Party with any remedy, claim, Liability, reimbursement, claim of Action or other right.

Section 10.4 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be deemed to have been given or made (i) when personally delivered, (b) the next Business Day if sent by overnight courier service marked for overnight delivery, (iii) upon transmission if sent by email prior to 5:00 p.m. New York City time on a Business Day (or as of 9:00 a.m. New York City time the following Business Day if sent after 5:00 p.m. New York City time or on a day that is not a Business Day) if either receipt is acknowledged (such acknowledgement not to be unreasonably withheld) or within one Business Day if a copy is sent pursuant to clause (b), or (iv) three Business Days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.4):

If to IHM, to:

iHeartMedia, Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

Attention: Lauren Dean

E-mail: LaurenDean@iheartmedia.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Douglas A. Ryder, P.C.,
Dvir Oren, P.C.
Brian D.Wolfe
E-mail:	douglas.ryder@kirkland.com
dvir.oren@kirkland.com
brian.wolfe@kirkland.com

If to CCH prior to the Closing, to:

Clear Channel Outdoor Holdings, Inc.

99 Park Avenue, 2nd Floor

New York, NY 10016

Attention: Lynn Feldman

E-mail: LynnFeldman@clearchannel.com

Clear Channel Outdoor Holdings, Inc.

c/o Clear Channel International Ltd.

33 Golden Square

London W1F9JT

United Kingdom

Attention: Adam Tow

E-mail: Adam.Tow@clearchannel.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Douglas A. Ryder, P.C.,
Dvir Oren, P.C.
Brian D.Wolfe
E-mail:	douglas.ryder@kirkland.com
dvir.oren@kirkland.com
brian.wolfe@kirkland.com

If to CCH after the Closing or CCOH, to:

Clear Channel Outdoor Holdings, Inc.

99 Park Avenue, 2nd Floor

New York, NY 10016

Attention: Lynn Feldman

E-mail: LynnFeldman@clearchannel.com

Clear Channel Outdoor Holdings, Inc.

c/o Clear Channel International Ltd.

33 Golden Square

London W1F9JT

United Kingdom

Attention: Adam Tow

E-mail: Adam.Tow@clearchannel.com

with a copy (which shall not constitute notice) to:

Wilson, Sonsini, Goodrich & Rosati

1301 Avenue of the Americas

New York, NY 10019

Attention:	Benjamin Hoch
Bradley Finkelstein
E-mail:	bhoch@wsgr.com
bfinkelstein@wsgr.com

Section 10.5 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties. Notwithstanding any default or termination of this Agreement, any obligations and/or Privileges attached to any Common Interest Information provided pursuant to Section 6.7(h) of this Agreement shall survive such default and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

Section 10.6 Publicity. From and after the Closing Date, New CCOH and IHM shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 10.7 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

Section 10.8 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein or therein, shall survive the Separation and shall remain in full force and effect.

Section 10.9 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such Party. No failure or delay by any Party in exercising any right, power or Privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or Privilege.

Section 10.10 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are, or are to be, thereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any Loss and that any defense in any Action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 10.11 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party hereto or thereto, as the case may be, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized Representative of the party against whom such waiver, amendment, supplement or modification is sought to be enforced.

Section 10.12 Interpretation. In this Agreement and any Ancillary Agreement:

(a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires;

(b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the terms “Agreement” and “Ancillary Agreement” shall, unless otherwise stated, be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the Schedules, Exhibits, Annexes and Appendices hereto and thereto) and not to any particular provision of this Agreement or such Ancillary Agreement;

(c) Article, Section, Exhibit, Schedule, Annex and Appendix references are to the Articles, Sections, Exhibits, Schedules, Annexes and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified;

(d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) means “including, without limitation”;

(e) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, the word “or” shall not be exclusive;

(f) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof;

(g) unless otherwise provided, all references to “$” or “dollars” are to United States dollars; and

(h) references to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms, and if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

Section 10.13 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the parties hereto and thereto, as the case may be, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 10.14 Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO MEMBER OF THE OUTDOOR GROUP, ON THE ONE HAND, NOR THE IHEART GROUP, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY LOST PROFITS, LOST BUSINESS OPPORTUNITIES, OR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM). Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or other Representative of IHM, CCH or CCOH, in such individual’s capacity as such, shall have any Liability in respect of or relating to the covenants or obligations of IHM, CCOH or CCH, as applicable, under this Agreement or any Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of IHM, CCOH and CCH, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such Liability that any such Person otherwise might have pursuant to applicable Law.

Section 10.15 Waiver of Conflicts and Privileged Information.

(a) Each party to this Agreement acknowledges that (i) IHM, IHC, one or more members of the iHeart Group and/or their respective past, present or future Affiliates (including CCH) have retained Kirkland & Ellis LLP (the “Law Firm”) to act as their counsel in connection with the Transactions (including the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby or thereby) as well as other past and ongoing matters, and (ii) the Law Firm has previously acted and may in the future act as counsel for CCOH, the Outdoor Group and/or their respective past, present or future Affiliates, but has not acted as counsel thereto in connection with the Transactions. Each of CCH and CCOH hereby (I) waives and will not assert, and will cause each of its past, present or future Affiliates (including each member of the Outdoor Group) to waive and not assert, any conflict of interest relating to the Law Firm’s representation after the Closing of IHM, IHC, any member of the iHeart Group or their respective past, present or future Affiliates in any matter involving the Transactions (including the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby or thereby), including in any litigation, arbitration, mediation or other proceeding, and (II) consents to, and will cause each member of the Outdoor Group to consent to, any such representation, even though in each case (x) the interests of IHM, IHC, such member of the iHeart Group or such Affiliates may be directly adverse to CCH, CCOH, any member of the Outdoor Group or their respective Affiliates, (y) the Law Firm may have represented IHM, IHC, any member of the iHeart Group or their respective Affiliates in a substantially related matter, or (z) the Law Firm may be handling other ongoing matters for CCH, CCOH, any member of the Outdoor Group, or any of their respective Affiliates.

(b) New CCOH agrees that, after the Closing, none of New CCOH, any member of the Outdoor Group or any of their past, present or future Affiliates will have any right to access or control any of the Law Firm’s records or communications relating to or affecting the Transactions (including the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby or thereby), which will be the property of (and be controlled by) IHM and IHC. In addition, New CCOH agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of each of member of the Outdoor Group. Accordingly, New CCOH will not, and will cause each of its Affiliates (including each member of the Outdoor Group) not to, use any Attorney-Client Communication remaining in the records of the Outdoor Group after the Closing in a manner that may be adverse to IHM, IHC, any member of the iHeart Group or any of their respective Affiliates.

(c) New CCOH agrees, on its own behalf and on behalf of its Affiliates (including each member of the Outdoor Group), that from and after the Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to IHM, IHC and the iHeart Group and will not pass to or be claimed by New CCOH, any member of the Outdoor Group, or any of their Affiliates, and (ii) IHM and IHC will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, New CCOH will not, and will cause each of its Affiliates (including each member of the Outdoor Group) not to, (x) assert any attorney-client privilege, other evidentiary Privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not IHM, IHC, a member of the iHeart Group or any of their respective Affiliates; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary Privilege, including waiving such protection in any dispute with a Person that is not IHM, IHC, a member of the iHeart Group or any of their respective Affiliates. Furthermore, New CCOH agrees, on its own behalf and on behalf of each of its Affiliates (including, each member of the Outdoor Group), that in the event of a dispute between IHM, IHC, any member of the iHeart Group or any of their respective Affiliates, on the one hand, and any member of the Outdoor Group, on the other hand, arising out of or relating to any matter in which the Law Firm jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary Privilege will protect from disclosure to IHM, IHC, any member of the iHeart Group or their respective Affiliates any information or documents developed or shared during the course of the Law Firm’s joint representation of any member of the iHeart Group, IHM and IHC.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized Representatives, in each case as of the date first written above.

IHEARTMEDIA, INC.

By:	/s/ Richard J. Bressler
Name:	Richard J. Bressler
Title:	President, Chief Financial Officer and Chief Operating Officer

IHEARTCOMMUNICATIONS, INC.

By:	/s/ Richard J. Bressler
Name:	Richard J. Bressler
Title:	President, Chief Financial Officer and Chief Operating Officer

CLEAR CHANNEL HOLDINGS, INC.

By:	/s/ Richard J. Bressler
Name:	Richard J. Bressler
Title:	President

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/s/ Brian D. Coleman
Name:	Brian D. Coleman
Title:	Senior Vice President and Treasurer

[Signature Page to Separation Agreement]

Exhibit A

Restructuring Transactions Memorandum

The Debtors currently anticipate that the Restructuring Transactions will occur pursuant to the following steps, which may be subject to further change. The following steps are expected to result in the CCOH Separation being effected through a Taxable Separation, rather than a Tax-Free Separation. Steps 1 through 4 listed below may occur prior to the Effective Date and may not necessarily occur in the order listed below. Steps 5 through 22 will occur on the Effective Date and in the order listed below. Capitalized terms used but not otherwise defined in this Restructuring Transactions Memorandum shall have the meaning ascribed to such terms in the Modified Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated January 22, 2019 (the “Plan”).

1.	CCH will form a new company to hold most, but not all, of the entities that conduct the Radio business (“Radio Newco”). Radio Newco will not be a guarantor of iHC’s indebtedness.

2.	CCH will convert from a Nevada corporation to a Delaware corporation.

3.	Clear Channel Outdoor, Inc. (“CCOI”) will be converted to a limited liability company.

4.	CC Finco, LLC and Broader Media, LLC will distribute all of their CCOH stock to CCH.

5.	CCH will be released from its guarantee of iHC’s indebtedness.

6.

CCH will (a) contribute an intercompany claim owed to it by Clear Channel Mexico Holdings, Inc. (“CCMH” and the “CCMH/CCH Note”) to CCMH; and (b) contribute an intercompany claim owed to it by iHeartMedia + Entertainment, Inc. (“iHM+E” and the “iHM+E/CCH Note”) to Clear Channel Broadcasting Licenses, Inc. which will further cause the iHM+E/CCH Note to be contributed to iHM+E. These contributions will cause the CCMH/CCH Note and the iHM+E/CCH Note to be cancelled.

7.	CCH will contribute the equity interests of all of its subsidiaries, other than CCOH, to Radio Newco in exchange for all of the common and preferred stock of Radio Newco.

8.	Pursuant to a pre-arranged and binding commitment, CCH will sell the Radio Newco Preferred Stock to one or more third parties for cash.

9.	CCH will distribute the common stock of Radio Newco, and proceeds of the sale of Radio Newco Preferred Stock, to iHC.

10.

Intercompany Notes Claims held by CCH will be cancelled, and, except as otherwise described herein, all other intercompany obligations among iHeart and its subsidiaries (other than CCOH and its subsidiaries) will be cancelled.

11.	CCH will satisfy an intercompany claim it owes to iHC (the “CCH/IHC Note”) by transferring an intercompany claim owed to CCH by Citicasters Co. (the “Citicasters/CCH Note”) to iHC.

12.

The iHeart Group shall transfer to the Outdoor Group the Outdoor Assets (excluding any Excluded Assets and the Outdoor Name and Marks) owned by the iHeart Group in accordance with Section 2.4 of that certain Settlement and Separation Agreement made and entered into as of March 27, 2019, by and among iHeart, iHC, CCH and CCOH (the “Separation Agreement”). The Outdoor Group shall transfer to the iHeart Group the iHeart Assets (excluding any Excluded Assets), if any, owned by the Outdoor Group in accordance with Section 2.4 of the Separation Agreement. Capitalized terms used but not otherwise defined in this paragraph 12 shall have the meaning ascribed to such terms in the Separation Agreement.

13.	CCOH will merge with and into CCH (the “CCOH/CCH Merger”), with the holders of CCOH Class A common stock (other than CCH) receiving common stock of CCH as consideration in the CCOH/CCH Merger.

14.

CCH will receive its recovery under the Plan with respect to CCOH’s claim under the Intercompany Note owed by iHC to CCOH, including the Outdoor Name and Marks (as defined in the Separation Agreement).

15.	AMFM Operating, Inc. will distribute a note owed by iHC to AMFM Operating, Inc. (the “iHC/AMFM Operating Note”) to Radio Newco.

16.	Radio Newco will distribute the iHC/AMFM Operating Note to iHC, which will cause the iHC/AMFM Operating Note to be cancelled.

17.	CCH will issue preferred stock to one or more third parties for cash.

18.	iHeart will contribute newly-issued New iHeart Common Stock and/or Special Warrants to iHC.

19.

iHC may, but will not necessarily, contribute consideration to be distributed to certain Holders of Allowed Claims under the Plan to one or more of its subsidiaries to be distributed to such Holders of Allowed Claims by such subsidiaries.

20.

Citicasters Co., Premiere Networks, Inc., Capstar Radio Operating Company, and iHM+E each will issue an intercompany note to iHC in an amount not greater than the value iHC will distribute to certain Holders of Allowed Term Loan Credit Agreement Claims with respect to Claims that are allocated to such entities for tax purposes, reduced by the amount of consideration contributed to such entities by iHC to be distributed directly by such entities to such Holders of Allowed Claims. The principal amount of such intercompany notes may not be determined until after the Effective Date.

21.

iHC will transfer consideration to Holders of Allowed Claims against the Debtors pursuant to the Plan, except to the extent iHC contributes consideration to subsidiaries pursuant to step 19. To the extent iHC contributes consideration to any subsidiary pursuant to step 19, such subsidiary will distribute such consideration to Holders of Allowed Claims pursuant to the Plan. No right of subrogation or contribution shall ever arise in favor of any subsidiary of iHC with respect to or on account of any distributions under the Plan.

22.	The iHeart Interests held by CC Finco, LLC will be cancelled.

The foregoing list of steps is not necessarily comprehensive, particularly with respect to the treatment of intercompany claims, and may be subject to further refinement or change.